UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Dade Behring Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 26, 2007

Dear Fellow Dade Behring Shareholder:

It is my pleasure to invite you to the 2007 Annual Meeting of Shareholders of Dade Behring Holdings, Inc. to be held on Thursday, May 3, 2007, at 3:00 p.m. Central Daylight Time at the Dade Behring Executive Offices, 1717 Deerfield Road, Deerfield, Illinois. You will find directions to the meeting on the back cover of the accompanying Proxy Statement.

At the Annual Meeting, if you are a holder of Dade Behring common stock, we will ask you to elect two directors and approve the amendment and restatement of the Dade Behring 2004 Incentive Compensation Plan.

We will also review the progress of the Company during the past year and report on matters of interest to Dade Behring shareholders.

This booklet includes the Notice of the 2007 Annual Meeting and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the Annual Meeting. The Proxy Statement and the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2006 provide information about the Company you should consider when you vote your shares.

It is important that your shares will be represented and voted at the Annual Meeting. If you plan to attend, please check the box provided on the proxy card. Whether or not you plan to attend the Annual Meeting in person, we urge you to complete, sign and return the enclosed proxy card in the accompanying postage-paid envelope, or to vote by telephone.

Sincerely,
/s/ JIM REID-ANDERSON
Jim Reid-Anderson Chairman of the Board, President and Chief Executive Officer

1717 Deerfield Road, Deerfield, IL 60015

NOTICE OF THE 2007 ANNUAL MEETING OF SHAREHOLDERS

March 26, 2007

To our Shareholders:

THE 2007 ANNUAL MEETING OF SHAREHOLDERS OF DADE BEHRING HOLDINGS, INC., a Delaware corporation (the “Company”), will be held on Thursday, May 3, 2007, at 3:00 p.m. Central Daylight Time at the Dade Behring Executives Offices, 1717 Deerfield Road, Deerfield, Illinois, for the following purposes:

1.                To elect two directors to hold office for three years; and

2.                To approve the amendment and restatement of the Dade Behring 2004 Incentive Compensation Plan; and

3.                To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on March 8, 2007 will be entitled to vote at the Annual Meeting.

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2006 is being mailed to you with this Notice and the Proxy Statement.

By order of the Board of Directors,
/s/ LOUISE S. PEARSON
Louise S. Pearson Vice President and Corporate Secretary

All shareholders are cordially invited to attend the Annual Meeting, but whether or not you expect to attend the Annual Meeting in person, please vote your shares by proxy, either by completing, signing, and returning the enclosed proxy card in the postage-paid envelope provided, or by calling the telephone number and following the instructions provided on your proxy card.

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Nonqualified Deferred Compensation for Fiscal 2006	44
Potential Payments Upon Termination or Change in Control	45
SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS	52
ANNUAL REPORT ON FORM 10-K	52
APPENDIX—AMENDED AND RESTATED DADE BEHRING 2004 INCENTIVE COMPENSATION PLAN	A-1
Map/Directions to Dade Behring Headquarters (Annual Meeting) Outside Back Cover

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DADE BEHRING HOLDINGS, INC.

1717 Deerfield Road, Deerfield, IL 60015

PROXY STATEMENT
FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS

ABOUT OUR ANNUAL MEETING

Why have I received these materials?

The accompanying proxy, which is being mailed and made available electronically to shareholders on or about March 26, 2007, is solicited by the Board of Directors of Dade Behring Holdings, Inc. (referred to throughout this Proxy Statement as “Dade Behring,” “the Company,” “we” and “us”) in connection with our Annual Meeting of Shareholders that will take place on Thursday May 3, 2007 at 3:00 p.m. Central Daylight Time at the Dade Behring Executive Offices, 1717 Deerfield Road, Deerfield, Illinois. You are cordially invited to attend the Annual Meeting and are requested to vote on each proposal described in this Proxy Statement.

Who is entitled to vote at the Annual Meeting?

Shareholders at the close of business on March 8, 2007 will be entitled to notice of and to vote at the Annual Meeting. As of such date, there were 82,471,636 shares of Dade Behring common stock outstanding, each entitled to one vote with respect to each matter to be voted upon at the Annual Meeting.

How do I vote my shares at the Annual Meeting?

If you are a “record” shareholder of common stock (that is, if you hold common stock in your own name in Dade Behring’s stock records maintained by our transfer agent, Mellon Shareholder Services), you may vote your shares by completing and signing the accompanying proxy card and returning it to Dade Behring by mail or delivering it in person. If you vote your shares using the proxy card, Dade Behring must receive your completed and signed proxy card no later than when proxy holders vote the shares represented by proxies at the Annual Meeting. In addition, shareholders in the United States may vote by using a toll-free telephone number by following the instructions included with your proxy card. The telephone voting facilities for shareholders of record will close at 11:59 P.M. Eastern Standard Time on May 2, 2007.

“Street name” shareholders of common stock (that is, shareholders who hold common stock through a broker or other nominee) should follow the instructions provided by their broker or nominee to instruct the broker or nominee how to vote.

Can I change my vote after I return my proxy card or after I vote by telephone?

Yes. After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a notice of revocation or a proxy bearing a later date. Regardless of whether you voted using the proxy card or by telephone, you may change your vote either by submitting a proxy card or by voting by telephone prior to the time at which the telephone voting facilities close by following the procedures applicable to those methods of voting. In each event, the later submitted vote will be recorded and the earlier vote revoked. In addition, you may vote or change your vote by casting a ballot in person at the Annual Meeting. If you hold your shares in street name, you will need to follow the instructions for changing your vote that you receive from the institution that holds your shares.

What constitutes a quorum for purposes of the Annual Meeting?

The presence at the Annual Meeting in person or by proxy of the holders of a majority of the voting power of all outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business. Proxies marked as abstaining (and proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

What vote is required to approve each proposal?

The election of directors at the Annual Meeting requires the affirmative vote of a plurality of the votes cast at the Annual Meeting by shares represented in person or by proxy and entitled to vote for the election of directors. This means that the two nominees for director who receive the most affirmative votes will be elected.

The proposal to amend and restate the Dade Behring 2004 Incentive Compensation Plan and each other matter that properly comes before the Annual Meeting will require the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting.

What effect does an abstention have?

A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. An abstention will have no effect on the outcome of the election of directors, but an abstention on the proposal to amend and restate the Dade Behring 2004 Incentive Compensation Plan and on any other matter properly brought before the Annual Meeting will have the effect of a negative vote on that matter. If you hold your shares in “street name” through a broker or other nominee, shares represented by “broker non-votes” will be counted in determining whether there is a quorum, but will not be counted as votes cast on any matter.

What are “broker non-votes”?

If you hold shares through a broker, bank or other nominee, generally the nominee will vote the shares for you in accordance with your instructions. Stock exchange rules prohibit a broker from voting shares held in a brokerage account on some proposals (a “broker non-vote”) if the broker does not receive voting instructions from you. For example, if you hold shares through a broker, that broker is prohibited from voting on our proposal to approve the amendment and restatement of the Dade Behring 2004 Incentive Compensation Plan if the broker does not receive voting instructions from you with respect to that proposal. Shares that are represented by proxy, in which the broker has not been given voting instructions as to any proposal that is subject to the broker non-vote rule, are counted for determining the quorum but are not voted on such proposal.

How does the Board recommend that I vote my shares?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board unanimously recommends a vote FOR the election of the nominated directors and FOR the proposed amendment and restatement of the Dade Behring 2004 Incentive Compensation Plan.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in the proxy holders’ own discretion in the best interests of Dade Behring. At the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than the election of two directors and the proposal to approve the amendment and restatement of the Dade Behring 2004 Incentive

Compensation Plan described in this Proxy Statement that will be presented for consideration at the Annual Meeting.

Who will bear the expense of soliciting proxies?

Dade Behring will bear the cost of soliciting proxies for the Annual Meeting. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our employees. We will reimburse brokers holding common stock in their names or in the names of their nominees for their expenses in forwarding the proxy materials to the beneficial owners of our common stock.

How may I obtain electronic access to proxy materials and annual reports to shareholders?

This Proxy Statement and Dade Behring’s 2006 Annual Report to Shareholders are available on Dade Behring’s Internet site at www.dadebehring.com. Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a record shareholder, you can choose this alternative and save Dade Behring the cost of producing and mailing these documents by following the instructions provided on your proxy card or by following the instructions provided if you vote by telephone. If you are a street name shareholder, please refer to the information provided by the institution that holds your shares and follow that institution’s instructions on how to elect to view future proxy statements and annual reports over the Internet.

PROPOSALS

Proposal 1—Election of Directors

Our Board of Directors currently consists of eight members and is divided into three classes, Class 1, Class 2 and Class 3. Each year, the directors in one of the three classes are elected to serve a three-year term. Messrs. N. Leigh Anderson Ph.D. and James G. Andress are Class 2 directors and have been nominated and unanimously recommended by the Board of Directors for election at the Annual Meeting. If elected, each of them will serve until our 2010 annual meeting and until his successor has been duly elected and qualified or until his earlier resignation or removal. The Class 3 directors will be considered for election at our 2008 annual meeting. The Class 1 directors will be considered for election at our 2009 annual meeting.

Directors will be elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting.

Information with respect to Nominees and Continuing Directors

The following table sets forth information as of the Annual Meeting date for persons who serve as our directors.

Name	Age	Position	Term Expires	Audit Committee Member	Compensation Committee Member	Governance Committee Member
James W. P. Reid-Anderson	48	Chairman, President and CEO	2009
N. Leigh Anderson, Ph.D.	57	Director	2007	X
James G. Andress	68	Director	2007		X	X
Jeffrey D. Benjamin	45	Director	2009		X	X
Alan S. Cooper	48	Director	2009		X	X
Beverly A. Huss.	47	Director	2008		X	X
Richard W. Roedel	57	Director	2008	X
Samuel K. Skinner	68	Director	2008	X

Nominees for Election at this Annual Meeting (Class 2)

N. Leigh Anderson, Ph.D. was appointed as a director on October 3, 2002 and is a member of the Audit Committee. Dr. Anderson is Founder and Chief Executive Officer of the Plasma Proteome Institute, or PPI, in Washington, D.C. Dr. Anderson also consults through Anderson Forschung Group, where he is a Principal. Prior to founding PPI, he was Chief Scientific Officer at Large Scale Biology Corporation, or LSBC, whose proteomics division he founded in 1985 and led as Chief Executive Officer prior to its merger in 1999 with Biosource Technologies, which created the current LSBC. He founded, along with Dr. Norman Anderson, the Molecular Anatomy Program at the Argonne National Laboratory in Chicago where his work in the development of 2-D electrophoresis and molecular database technology earned him, among other distinctions, the American Association for Clinical Chemistry’s Young Investigator Award for 1982 and the 1983 Pittsburgh Analytical Chemistry Award. Dr. Anderson also serves as a director of publicly-held Luna Innovations Incorporated, a manufacturer of molecular technology and sensor products and a provider of contract research and development services.

James G. Andress was appointed as a director on October 3, 2002 and is Chairperson of the Compensation Committee and a member of the Governance Committee. From 1996 through 2000, Mr. Andress served as President and Chief Executive Officer of Warner Chilcott, PLC. Warner Chilcott is a pharmaceutical company that develops prescription drugs in the areas of women’s health care, urology, dermatology and cardiology. He was appointed Chairman of Warner Chilcott, PLC in 1998. Mr. Andress is a director and Chairman of the Audit Committee of publicly-held The Allstate Corporation; a director and

Chairman of the Audit Committee of publicly-held Xoma Corporation, a biopharmaceutical development company; and a director and Chairman of the Audit Committee of publicly-held Warner Chilcott Pty. Ltd., a research based pharmaceutical company. Mr. Andress also serves as a director of publicly-held Sepracor Inc., a research based pharmaceutical company.

Directors with Terms Expiring in 2008 (Class 3)

Beverly A. Huss was appointed as a director on July 28, 2005 and is a member of the Compensation and Governance Committees. Ms. Huss has been President and Chief Executive Officer of Exploramed NC3, an early stage medical device company since January 2007. Prior to that Ms. Huss had been employed by Guidant Corporation, a manufacturer of surgical and medical instruments where she had held positions of increasing responsibility since 1986 and most recently was President of the Endovascular Solutions division. Ms Huss was an engineer with Honeywell Inc. from 1984 to 1986 and with Jones and Laughlin Steel, Inc. from 1982 to 1984. Ms. Huss is a director of publicly-held Wright Medical Technology, Inc., a designer, manufacturer and distributor of orthopedic implant devices. Ms. Huss is Chairman of the Board of the Santa Clara County (California) chapter of the American Heart Association. Ms. Huss holds an M.S. in technology management from Pepperdine University and a B.S. in metallurgical engineering from the University of Illinois.

Richard W. Roedel was appointed as a director on October 3, 2002 and is Chairperson of the Audit Committee. From 1985 through 2000, he was employed by BDO Seidman, LLC in positions ranging from Audit Partner, to his final promotion in 1999 to Chairman and Chief Executive Officer. In October of 2002, he joined the Board of Directors of Take-Two Interactive Software, Inc. as Chairman of the Audit Committee and served in several capacities through June 2005, including Chairman and Chief Executive Officer. Mr. Roedel is a director and Chairman of the Audit Committee of publicly-held Brightpoint, Inc., a distributor of wireless devices, accessories and services in the wireless telecommunications and data industry and a director and Chairman of the Audit Committee of publicly-held Luna Innovations Incorporated, a manufacturer of molecular technology and sensor products and a provider of contract research and development services. He is also a director of publicly-held IHS, Inc., a global provider of critical technical information, decision support tools and related services and a director of publicly-held Sealy Corporation, a bedding manufacturer. Mr. Roedel also serves as a director of the Association of Audit Committee Members, Inc., a not-for-profit organization dedicated to strengthening the audit committee by developing best practices. Mr. Roedel holds a B.S. in Accounting and Economics from The Ohio State University and is a Certified Public Accountant.

Samuel K. Skinner was appointed as a director on February 18, 2004 and is a member of the Audit Committee. Mr. Skinner was President and Chief Executive Officer of USFreightways from July 2000 to May 2003 and in addition was Chairman of the Board of USFreightways from January 1, 2003 through May 2003. From October 1998 to July 2000, Mr. Skinner was a partner and Co-Chairman of the law firm of Hopkins & Sutter. From February 1993 to April 1998, he was President and a director of Commonwealth Edison Company and its parent company, Unicom Corporation. Prior to joining Commonwealth Edison, he served as Chief of Staff to former President George H. Bush. Prior to his White House service, Mr. Skinner served in the President’s cabinet for nearly three years as U.S. Secretary of Transportation. From 1977 to 1989, Mr. Skinner practiced law as a senior partner in the Chicago law firm of Sidley & Austin (now Sidley Austin). From 1984 to 1988, while practicing law full time, he also served as Chairman of the Regional Transportation Authority of Northeastern Illinois and was appointed by President Reagan as Chairman of the President’s Commission on Organized Crime. From 1968 to 1975, Mr. Skinner served in the office of the United States Attorney for the Northern District of Illinois and in 1977 President Ford appointed him United States Attorney, one of the few career prosecutors to ever hold such a position. Mr. Skinner is a director of publicly-held; DiamondCluster International Inc., a global provider of management consulting services; Express Scripts, Inc., a provider of pharmacy benefit management services; Midwest Air Group, Inc., a licensed commercial air carrier; and Navigant Consulting, Inc., a provider of financial, litigation, healthcare and energy consulting services. Mr. Skinner also serves as a director of several private companies.

Directors with Terms Expiring in 2009 (Class 1)

James W. P. Reid-Anderson was elected to the Board of Directors in 2000 and was named Chairman of the Board of Directors in October 2002. Mr. Reid-Anderson has served as President and Chief Executive Officer since September 2000. Mr. Reid-Anderson joined us in 1996 as Executive Vice President and Chief Financial Officer for Dade Behring Inc. and became Chief Administrative Officer and Chief Financial Officer in September 1997, responsible for all headquarters functions after the combination of Dade and Behring. In April 1999, Mr. Reid-Anderson was promoted to President and Chief Operating Officer. From 1994 to 1996, Mr. Reid-Anderson worked for Wilson Sporting Goods where he served as Chief Operating Officer and Chief Administrative Officer. In addition, Mr. Reid-Anderson had responsibility for the company’s international unit. He also held financial positions of increasing responsibility at PepsiCo, Inc., Grand Metropolitan PLC and Mobil Oil Corporation, with roles based in Europe, Asia and North America. Mr. Reid-Anderson is a fellow of the Association of Chartered Certified Accountants and holds a degree with honors from the University of Birmingham in England.

Jeffrey D. Benjamin was appointed as a director on October 3, 2002 and is a member of the Compensation and Governance Committees. Mr. Benjamin has been Senior Adviser to Apollo Management, L.P., a private investment firm, since September 2002. From January 2002 until September 2002, he was Managing Director of Libra Securities LLC, an investment banking firm. Mr. Benjamin is a director of publicly-held Goodman Global, Inc., a manufacturer of heating, ventilating and air conditioning equipment; Exco Resources, Inc., engaged in the development and exploitation of oil and natural gas properties in North America; and Virgin Media Inc., a cable and broadband supplier of communications and entertainment services primarily in the United Kingdom.

Alan S. Cooper was appointed as a director on October 3, 2002 and is Chairperson of the Governance Committee and a member of the Compensation Committee. Since April 1, 2003, Mr. Cooper has been a Managing Partner of Jet Capital Management, a New York based private investment firm specializing in risk arbitrage, capital structure arbitrage and other event-driven investing. Prior to such time, Mr. Cooper had been a Principal of Redwood Capital Management hedge fund located in Englewood Cliffs, New Jersey from 2000 to March 2003. Prior to joining Redwood Capital, he served as General Counsel to Dickstein Partners, Inc. from 1992 to 2000 and also as Vice President beginning in 1994.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE FOR THE ELECTION OF MESSRS. N. LEIGH ANDERSON Ph.D.
AND JAMES G. ANDRESS AS CLASS 2 DIRECTORS

Proposal 2—Amendment and Restatement of the Dade Behring 2004 Incentive Compensation Plan

We are asking shareholders to approve an amendment and restatement of the Dade Behring 2004 Incentive Compensation Plan (the “Plan”) that will effect the following changes:

(A)      authorize 7,500,000 additional shares of our common stock to be issued under the Plan with no more than 1,000,000 shares to be used for awards other than stock options and cash-based awards; and

(B)       approve certain changes to Plan administration and the addition of return on invested capital as a potential performance measure for awards under the Plan.

The Board of Directors adopted the amendment and restatement on February 8, 2007, subject to shareholder approval at the Annual Meeting.

The proposed authorization of an additional 7,500,000 shares of Company common stock to be issued under the Plan is essential to our continuing effort to attract and retain qualified and experienced individuals to serve as key employees and members of our Board of Directors at a time when the responsibilities and obligations required of them are increasing. Also, we are required to periodically resubmit plans intended to provide performance based compensation for shareholder approval so that the plan may continue to qualify under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”) which permits a federal income tax deduction for performance based compensation. As of February 8, 2007, we had approximately 500,000 shares available for issuance under the Plan. We believe that the additional shares of common stock that will become available under the Plan will allow us to offer the competitive equity compensation we need to maintain dedicated management staff and executive leadership and highly-qualified individuals to serve as non-employee members of our Board.

The amendments to add return on invested capital as an additional potential performance measure for awards that are subject to Performance Goals, as described below and to clarify that stock options may be made the subject of performance criteria will allow more flexibility in designing future awards.

The amendment also provides that share-related awards settled in cash or not issued because they were tendered by a participant or retained by the Company as payment of the exercise price or to satisfy tax withholding obligations will not be available for future grants under the Plan, and thereby introduces a more conservative policy for determining the number of shares that remain issuable under the Plan.

The amendment permits the Company to amend the Plan or any outstanding award, as the Company deems appropriate, to avoid or mitigate the imposition of additional taxes under the deferred compensation requirements of section 409A of the Code enacted after the original establishment of the Plan.

The amendment extends the time period, from six months to twelve months, during which vested stock options granted after May 3, 2007 may be exercised by a participant whose service is terminated on account of disability or by the participant’s personal representative or estate in the case of either termination on account of death or the death of a participant following termination. The extended stock option exercise period applies when no other time period is stated in the award and facilitates tax planning and estate administration for the benefit of participants and their beneficiaries.

The amendment gives the Committee the authority to establish processes and procedures to determine the participant’s beneficiaries. The Company believes this authority is necessary and desirable in order to clarify the distribution of benefits under the Plan after a participant’s death.

The purpose of the Plan continues to be to attract, retain and motivate employees, officers and directors by providing them with the opportunity to acquire a proprietary interest in the Company or other incentives and to align their interests and efforts to the interests of the Company’s shareholders.

The following is a summary of the principal features of the Plan, as amended and restated, which is filed with the Securities and Exchange Commission as Appendix A to this Proxy Statement and is incorporated herein by reference. The following summary is not intended to be a complete description of the Plan. Please read the Plan for more detailed information. Any shareholder who wishes to obtain a copy of the actual Plan documents may do so upon written request to Investor Relations, Dade Behring Holdings, Inc. P.O. Box 0778, Deerfield, Illinois 60015-0778, or may access the documents from the SEC’s Web site at www.sec.gov. The Plan serves as the successor to our 2002 Management Stock Option Plan, our 2002 Chief Executive Officer Equity Plan and our 2002 Directors Stock Option Plan (collectively, the Predecessor Plans”) under which no additional options were granted following the initial adoption of the Plan in 2004.

Administration

The Committee under the Plan administers the Plan. With respect to executive officers, the Compensation Committee of the Board of Directors is the Committee under the Plan. With respect to directors, the Governance Committee of the Board of Directors is the Committee under the Plan. With respect to all employees other than executive officers, the Chief Executive Officer of the Company is the Committee under the Plan. The Committee has the authority to administer and interpret the plan, including, among other things, the power to select individuals to whom awards are granted, to determine the types of awards and the number of shares subject to each award, to set the terms and conditions of such awards, to cancel or suspend awards and to establish procedures pursuant to which the payment of any such awards may be deferred. The Committee also has the authority to adopt such modifications, procedures and sub-plans as may be necessary or desirable to comply with provisions of the laws of any countries in which the Company and its subsidiaries may operate to ensure the viability of the benefits from awards granted to participants employed in such countries, to meet the requirements of local laws that permit the Plan to operate in a qualified or tax-efficient manner, to comply with applicable foreign laws and to meet the objectives of the Plan.

Eligibility

Awards may be granted under the Plan to employees, officers and directors, including non-employee directors, of the Company and its subsidiaries. All employees, officers and non-employee directors (approximately 6,400) are eligible to participate under the Plan. Currently, approximately 340 officers and key employees and all of our non-employee directors have been granted awards.

Types of Awards

The Plan permits the granting of any or all of the following types of awards: (1) stock options, (2) restricted stock and stock units, (3) performance stock and performance units, (4) cash-based awards and (5) stock appreciation rights. In connection with any award or any deferred award, payments may also be made representing dividends or their equivalent.

Stock Options.   Stock options entitle the holder to purchase a specified number of shares of the Company’s common stock at a specified price, which is called the exercise price, subject to the terms and conditions of the option grant. The exercise price of stock options under the Plan will be at least 100% of the fair market value of the stock on the date of grant, except for certain grants made to assume or convert awards in connection with acquisition transactions. The Committee will fix the term of each option, but no option under the Plan will be exercisable more than ten years after the option is granted. Each option will be exercisable at such time or times as determined by the Committee. Options may be exercised, in whole or in part, by payment in full of the purchase price in a form acceptable to the Committee such as in cash or its equivalent, delivery of shares of the Company’s common stock or by means of a broker-assisted cashless exercise.

After termination of service with the Company or its subsidiaries, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the option agreement. If no such period of time is stated in a participant’s option agreement, a participant will generally be able to exercise his or her option for (i) ninety days following his or her termination for reasons other than cause, death or disability and (ii) twelve months (six months for grants issued prior to May 3, 2007) following his or her termination due to death or disability. If a participant is terminated for cause, all options generally will automatically expire. If a participant dies after termination of service but while an option is still exercisable, the portion of the option that was vested and exercisable as of the date of termination will generally expire twelve months (six months for grants issued prior to May 3, 2007) following the participant’s death. In no event will an option be able to be exercised later than the expiration of its term.

Restricted Stock and Stock Units.   Awards of shares of common stock, or awards designated in units of common stock, may be granted on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any, which may be based on continuous service with the Company or its subsidiaries or the achievement of performance criteria, as determined by the Committee. Until the lapse of the restrictions, recipients may not dispose of their restricted stock. The Committee, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on restricted stock and stock units under such circumstances and subject to such terms and conditions as the Committee deems appropriate.

Performance Stock and Performance Units.   The Committee may grant awards of shares of common stock or awards designated in units of common stock and determine the length of the performance period and the other terms and conditions of such award. An award of performance stock or performance units will entitle the participant to a payment in shares of common stock, cash or a combination, as the Committee may determine, upon the attainment of performance criteria and other terms and conditions specified by the Committee. Notwithstanding the satisfaction of any performance criteria, the number of shares to be issued or the amount of cash to be paid under an award may be adjusted on the basis of such further consideration as the Committee determines.

Cash-Based Awards.   The Committee is also authorized to grant to participants incentives payable in cash subject to terms and conditions determined by the Committee. No more than five million dollars may be granted as a cash-basis award to any one participant in any calendar year. It is intended that cash-based awards under the Plan will normally depend on meeting Performance Goals.

Stock Appreciation Rights (“SARs”).   SARs may be granted alone (“freestanding”) or in addition to other awards and may, but need not, relate to a specific option granted under the Plan. Upon exercise of an SAR, the holder is entitled to receive the excess of the fair market value of the shares for which the right is exercised over the grant price of the SAR. The Committee may impose any conditions or restrictions on the exercise of an SAR as it deems appropriate, however, under the Plan the grant price of a freestanding SAR will not be less than the fair market value of the Company’s common stock for the date of grant and the term will not be more than ten years. Payment upon such exercise will be in cash, stock or any combination of cash or stock as determined by the Committee. Any related option will no longer be exercisable to the extent the SAR has been exercised, and the related SAR will generally be canceled to the extent the option has been exercised.

Shares Subject to the Plan

Number of Shares Reserved for Issuance.   The Plan initially was authorized to issue up to 6,800,000 shares of our common stock. At the end of fiscal year 2006, approximately 500,000 shares remain available for issuance under the Plan. As amended and restated, the Plan is authorized to issue up to 14,300,000 shares of our common stock of which approximately 8,000,000 are available for future issuance under the Plan. Shares of common stock covered by an award granted under the Plan will not be counted as used unless and until they are actually issued and delivered to a participant. Shares relating to awards granted under the Plan that lapse, are canceled or forfeited, or otherwise terminated are available for grant under the Plan. However, from and after May 3, 2007, shares of common stock covered by a stock-denominated award settled in cash or not issued because they were tendered by a participant or retained by the Company as full or partial payment to the company for the exercise price of an Award or to satisfy tax withholding obligations in connection with an Award will not be available for future grant under the Plan. Awards made to assume or convert awards in connection with acquisition transactions will not reduce the number of shares authorized for issuance under the Plan. The shares of stock deliverable under the Plan may consist in whole or in part of authorized and unissued shares, treasury shares or a combination thereof. The Committee shall adjust the aggregate number of shares or the awards under the plan in the event of a reorganization, recapitalization, stock split, stock dividend, spin-off, combination, corporate exchange, merger, consolidation or other change in the shares of common stock or any distribution to shareholders other than regular cash dividends or any transaction determined in good faith by the Committee to be similar to the listed transactions. The closing price of the Company’s common stock, as reported on Nasdaq on March 8, 2007, was $41.21 per share.

Limitations on Use of Shares Subject to the Plan.   The Committee may not make awards under the Plan to any one participant in any calendar year that relate to more than 500,000 shares of common stock. Of the 14,300,000 shares authorized under the Plan, not more than 1,000,000 shares that may be issued pursuant to awards, other than options and cash-based awards.

Performance-Based Compensation under Section 162(m)

Under Section 162(m) of the Code, the Company is generally prohibited from deducting compensation paid to the Chief Executive Officer and the four other most highly compensated executive officers of the Company in excess of $1,000,000 per person in any year. However, compensation that qualifies as performance-based is excluded for purposes of calculating the amount of compensation subject to the $1,000,000 limit. In general, the Committee can determine the terms and conditions of awards. If the Committee intends to qualify an award as “qualified performance-based compensation” under Section 162(m) of the Code, the performance goals it may choose include any or all of the following or any combination thereof:  net income (earnings less interest and taxes); EBITDA (earnings before interest, taxes, depreciation, amortization and non-recurring and non-cash charges or any combination thereof); gross margin; operating margin; revenue growth; net cash flow (EBITDA less capital spending, taxes paid, interest paid, payments for one-time nonrecurring items such as restructuring cost and adjusted for the change in the managed capital base which includes trade account receivable, net inventory, pre-paids, accounts payable and accrued liabilities and other operating related cash inflows and outflows) or other cash flow(s) including operating cash flow, free cash flow, discounted cash flow return on investment and cash flow in excess of cost of capital (or any combination thereof); earnings or operating earnings per share (primary or fully diluted); economic value added; cash-flow return on investment; income (pre-tax or net); total shareholder return; return on investment; return on equity; return on assets; return on sales; return on invested capital; the attainment by a share of common stock of a specified fair market value for a specified period of time; an increase in the fair market value of a share of common stock; customer satisfaction metrics; regulatory compliance metrics; revenue; net operating profits after taxes; debt to equity ratio; price/earnings ratio; market share; expense ratios; expense reduction; completion of key projects; any individual performance objective measured solely in terms of quantitative targets related to the Company, or its business; or any increase or decrease of one or more of the forgoing over a specified period (the “Performance Goals”). Performance Goals may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time. Performance Goals may relate to the performance of the Company, any subsidiary, any portion of the business, product line or any combination thereof, relative to a market index, a group of companies (or their subsidiaries, business units or product lines), or a combination thereof, all as determined by the Committee. The Committee shall have absolute discretion to reduce the amount of the award payable to any participant for any period below the maximum award determined based on the attainment of Performance Goals, and the Committee may decide not to pay any such award to a Participant for a period, based on such criteria, factors and measures as the Committee in its sole discretion may determine, including but not limited to individual performance or impact and financial and other performance or financial criteria of the Company, a subsidiary or other business unit in addition to Performance Goals.

Change in Control

Under the Plan, to maintain all of the participants’ rights in the event of a Change in Control of the Company (as described below), unless the Committee determines otherwise at the time of grant with respect to a particular award: (1) all options and stock appreciation rights shall become fully exercisable and vested to the full extent of the original grant; (2) all restrictions and deferral limitations applicable to any restricted stock or stock units shall lapse; (3) all performance stock and performance units shall be considered to be earned and payable in full, and any deferral or other restriction shall lapse and such performance stock and performance units shall be immediately settled or distributed; and (4) any restrictions and deferral limitations and other conditions applicable to any other awards shall lapse, and such other awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.

In connection with a Change in Control, the Company may cancel awards under certain circumstances if the participant is given a reasonable opportunity to exercise rights prior to the consummation of the Change in Control and to the extent applicable, participate in such sale as a shareholder. Without limitation of the preceding sentence, the Committee may, but is not be obligated to, provide in connection with a Change in Control a cash payment to participants in consideration for the cancellation of awards.

Change of Control is defined under the Plan generally to include:  (1) acquisition of 30% of the voting shares of the Company; (2) change in more than 50% of the Board in any two year period unless the new directors are approved by more than 50% of the old directors; (3) a merger, consolidation, reorganization or similar event unless: (i) persons before such event who own more than 50% of the voting shares own more than 50% of the voting shares after the event in substantially the same proportions as before the event; (ii) Board members before the event constitute more than 50% of the Board members after the event; and (iii) no person who did not own 30% before the event owns 30% of the voting shares after the event; (4) a sale, transfer, lease or other disposition of all or substantially all the assets unless the exception set forth immediately above regarding mergers applies; or (5) a liquidation or dissolution.

Nonassignability of Awards

Unless the Committee determines otherwise, no award granted under the Plan may be sold, assigned, transferred, pledged or otherwise encumbered by a participant, other than by will, by designation of a beneficiary, to the extent permitted by the Committee, or by the laws of descent and distribution.

Term, Termination and Amendment

Unless earlier terminated by the Company’s Board of Directors, the Plan will terminate on May 26, 2014. The Company’s Board of Directors or the Committee may generally amend, suspend, or terminate all or a portion of the Plan at any time, as long as any rights of a participant are not materially adversely affected without the participant’s consent, subject to shareholder approval to the extent necessary to comply with stock exchange rules or regulatory requirements. The Committee may amend the terms of any award granted, prospectively or retroactively, but cannot, except as it determines appropriate to avoid or mitigate the imposition of additional taxes under section 409A of the Code, materially adversely affect the rights of any participant without the participant’s consent. The Committee may not reprice options or SARs without shareholder approval.

U.S. Federal Income Tax Consequences

The following briefly describes the U.S. federal income tax consequences of the Plan generally applicable to the Company and to participants who are U.S. citizens.

Stock Options

A participant will not recognize taxable income upon the grant of an option under the Plan. Upon the exercise of an option, a participant will recognize taxable ordinary income equal to the excess, if any, of the fair market value of the shares on the date of exercise over the option exercise price. Upon subsequent disposition of such shares, the participant will realize short-term or long-term capital gain or loss, with the basis for computing such gain or loss equal to the option exercise price plus the amount of ordinary income realized upon option exercise.

Restricted Stock Awards

Upon receipt of a restricted stock award, a participant generally will recognize taxable ordinary income when the shares cease to be subject to restrictions in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid to the Company by the participant for the shares. However, no later than 30 days after a participant receives the restricted stock award, the participant may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided that the election is made in a timely manner, when the restrictions on the shares lapse, the participant will not recognize any additional income. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the amount, if any, paid to the Company by the participant for the shares plus the amount of taxable ordinary income recognized by the participant either at the time the restrictions lapsed or at the time of election, if an election was made by the participant. If the participant forfeits the shares to the Company (e.g., upon the participant’s termination prior to expiration of the restriction period), the participant may not claim a deduction with respect to the income recognized as a result of the election.

Any dividends or dividend equivalents arising with respect to shares of restricted stock for which the restrictions have not lapsed generally will be taxable as ordinary income to the participant at the time the dividends or dividend equivalents are received by the participant. Dividends arising with respect to restricted stock after the restrictions have lapsed, or with respect to which the election described in the preceding paragraph was timely made, generally would be subject to a reduced rate of tax under current law.

Stock Unit Awards, Performance Awards and Other Stock or Cash-Based Awards

A participant will not recognize taxable income upon the grant of a stock unit award or a performance award. Generally, upon the distribution of cash or shares to a participant pursuant to the terms of a stock unit award or performance award, the participant will recognize taxable ordinary income equal to the excess of the amount of cash or the fair market value of shares transferred to the participant over any amount paid to the Company by the participant with respect to the award.

Stock Appreciation Rights

A participant will not recognize taxable income upon the grant of an SAR. Upon the exercise of an SAR, a participant will recognize taxable ordinary income equal to the difference between the fair market value of the underlying shares on the date of exercise and the grant price of the SAR.

Deferred Compensation under Section 409A

If an award under the Plan constitutes nonqualified deferred compensation that is subject to section 409A of the Code, certain requirements must be met (e.g., rules regarding deferral elections, distributions and acceleration of benefits). If the requirements are not satisfied, the participant may have to include an amount in income currently (or, if later, when no longer subject to a substantial risk of forfeiture), and may be subject to an additional tax equal to 20% of the amount included in income plus interest from the date of deferral (at the statutory underpayment rate plus 1%).   Options are generally exempted  from the requirements of section 409A if certain requirements are satisfied (e.g., if the exercise price can never be less than the fair market value of the stock on the grant date).

Tax Consequences to the Company

In the foregoing cases, the Company generally will be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income, subject to the limitations imposed under Section 162(m) described above.

Tax Withholding

The Company is authorized to withhold from any award granted or payment due under the Plan the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. The Committee is authorized to establish procedures for election by participants to satisfy their obligations for the payment of withholding taxes by delivery of the Company’s stock or by directing the Company to retain stock otherwise deliverable in connection with the award.

Awards Granted to Certain Officers

Annual cash incentive performance goals for 2007 have been established for executive officers. Cash incentive awards are determined based on future performance, so the actual awards, if any, cannot now be determined. The table below sets forth the minimum, target and maximum awards that could be paid to the persons and groups shown below for fiscal 2007 depending upon the extent to which the performance goals established by the Committee are achieved. There is no assurance that the pre-established performance goals will be achieved, and therefore there is no assurance that any awards will actually be paid for 2007 or any future performance period. Because awards  under the Plan are discretionary, other awards to be made under the Plan are not yet determinable. The table Grants of Plan Based Awards, column L at page 41 shows stock options granted to the named executive officers in fiscal 2006.

			Maximum
	Minimum	Target	Possible
	Award for Fiscal 2007	Award for Fiscal 2007	Award for Fiscal 2007
	$	$	$
James W.P. Reid-Anderson	0	1,128,000	3,000,000
Chairman, President and Chief Executive Officer
John M. Duffey	0	352,500	1,200,000
Chief Financial Officer
Dominick M. Quinn(1)	0	532,798	1,884,900
Executive Vice President
Hiroshi Uchida(2)	0	0	0
Executive Vice President
Mark Wolsey-Paige	0	400,000	1,200,000
Executive Vice President
All current executive officers, as a group (5 persons)	0	2,739,548	8,484,900
All directors who are not executive officers as a group	0	0	0
All employees who are not executive officers as a group	0	0	0

(1)          The amounts shown for Mr. Quinn have been converted from Euros using the 2006 average exchange rate of 1 Euro = US$1.2566

(2)          Mr. Uchida resigned effective January 15, 2007

The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the resolution is required for approval of amendment and restatement of the Plan. The Compensation Committee of the  Board of Directors  has unanimously approved the Plan and the Board of Directors believes it to be in the best interests of the Company and the shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT AND RESTATEMENT OF THE DADE BEHRING 2004 INCENTIVE COMPENSATION PLAN

Equity Compensation Plan Information

The following table summarizes information about our outstanding stock options and shares of common stock reserved for future issuance under our existing equity compensation plans as of December 31, 2006.

Plan Category	Number of Securities to Be Issued upon Exercise Of Outstanding Options, Warrants and Rights(a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(c) (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by shareholders	6,051,763	(1)	$33.92	1,212,035	(2)
Equity compensation plans not approved by shareholders(3)(4)	2,101,864		$8.14	0
Total	8,153,627		$27.22	1,212,035

(1)          Includes 33,020 restricted stock units granted through December 31, 2006 to employees and non-employee directors under the 2004 Incentive Compensation Plan and 32,019 common stock units under the Dade Behring Non-employee Directors Deferred Stock Compensation Plan. Restricted stock units and common stock units do not have an exercise price and do not affect the value presented in column (b) above.

(2)          Includes 534,672 shares under the Dade Behring Employee Stock Purchase Plan and 167,981 shares under the Dade Behring Non-employee Directors’ Deferred Stock Compensation Plan, which were approved by our shareholders on May 28, 2003, and includes 509,382 shares available as of December 31, 2006, under the Dade Behring 2004 Incentive Compensation Plan, which was approved by our shareholders on May 26, 2004. The exercise price for options granted under the Dade Behring 2004 Incentive Compensation Plan is equal to the market price of our common stock at the time we grant the stock option.

(3)          Includes 1,900,864 shares subject to outstanding options as of December 31, 2006, issuable pursuant to the Dade Behring 2002 Management Stock Option Plan. Such options were described in the disclosure statement provided in connection with the plan of reorganization and were part of the plan of reorganization approved by all voting classes of creditors and by the bankruptcy court, effective October 3, 2002. The 2002 Management Stock Option Plan provides for the issuance of up to 11,604,708 stock options. On October 3, 2002, 8,212,120 stock options were granted under this plan. Additional grants of 45,200 stock options were made during the remainder of 2002. Forty percent of such stock options vested on January 1, 2003, with an additional 20% vesting and exercisable at the end of each of the first, second and third anniversaries of the grant dates. The strike price for the 2002 options was $7.36. On February 28, 2003, 314,800 stock options were granted under the 2002 Management Stock Option Plan. The strike price was $8.39. On October 3, 2003, 2,809,324 stock options were granted under the plan. The strike price was $9.20. Additional grants of 284,250 stock options were made during the first quarter of 2004 at the plan formula $9.20 exercise price. For grants in 2003 and 2004, forty percent of the options awarded under this plan vested and were exercisable on the respective grant dates, with an additional 20% vesting and becoming exercisable at the end of each of the first, second and third anniversaries of the grant dates. All option awards issued to executive officers are determined by the Compensation Committee and option awards issued to all other participants are determined by the Chief Executive Officer. Accelerated vesting occurs upon a change of control (as defined in the 2002 Management Stock Option Plan) or termination without cause. Vested and exercisable options generally expire on the earlier of (1) the tenth anniversary of the date of grant, (2) the six-month anniversary of the employee’s termination date if such termination was the result of death or disability, (3) the 90th day following an employee’s termination date if such termination was the result of anything other than death, disability or termination for cause, or (4) immediately upon termination for cause. Upon a change in control as defined in the option plan, the options can be converted, cashed out or otherwise dealt with in accordance with the option plan. The stock option grants described in this paragraph include the re-grant of 60,986 stock options that were canceled, forfeited, or otherwise terminated without the issuance of shares. Concurrent with the initial approval of the Dade Behring 2004 Incentive Compensation Plan, authority to make further grants under the 2002 Management Stock Option Plan was cancelled.

(4)          Includes 201,000 shares subject to outstanding options as of December 31, 2006 issuable pursuant to the Dade Behring 2002 Director Stock Option Plan. Under this plan, options to purchase 50,000 shares of common stock with an exercise price of $7.36 per share were granted to each of six non-employee directors in October 2002. These grants were made to attract and retain qualified persons who are not employees of Dade Behring for service as members of the Board of Directors by providing such members with an interest in the success and progress of our company. The options vested and became exercisable in three installments on the first, second and third anniversaries of October 3, 2002. Vested and exercisable options expire on the earliest of (1) October 24, 2012, (2) the six month anniversary of a director’s termination date, if such termination was the result of death or disability or (3) the 90th day following a director’s termination date, if such termination was the result of anything other than death or disability. The aforementioned grants represent all of the shares issuable under the Dade Behring 2002 Director Stock Option Plan.

CORPORATE GOVERNANCE AND DIRECTOR-RELATED MATTERS

Board of Directors

Dade Behring is managed under the direction of an eight member Board of Directors. In fulfilling its duties, the Board of Directors and its Committees oversee the corporate governance of Dade Behring, oversee and advise management in developing our financial and business goals, evaluate management’s performance in pursuing and achieving those goals, and oversee our public disclosures and the disclosure processes. During fiscal 2006, the Board held seven meetings including two telephonic meetings. Each director attended 82% or more of the total number of meetings of the Board and of the Committees on which he or she served during the year.

Our policy on director attendance at annual meetings calls for directors to attend the Annual Meeting of Shareholders in the absence of a scheduling conflict or other valid reason. Except for Mr. Skinner, all of the directors then in office attended Dade Behring’s 2006 Annual Meeting of Shareholders held on May 24, 2006.

Executive sessions of non-management directors are generally held incident to regular Board meetings. The non-management directors have not designated a lead director; instead, executive sessions are led by the Committee chair or other director proposing the agenda item. Any non-management director can propose agenda items or request that an additional executive session be scheduled.

Independence

The Board of Directors has determined that each of the seven non-management directors, including all members of the Audit, Compensation and Governance Committees are “independent” as defined by applicable listing standards of The Nasdaq Stock Market currently in effect and approved by the Securities and Exchange Commission (the “SEC”), and all applicable rules and regulations of the SEC, and that each is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended and a non-employee director for purposes of SEC Rule 16b-3.

Financial Expertise

The Board of Directors has determined that two members of the Audit Committee, Richard W. Roedel and Samuel K. Skinner, possess the attributes to be considered financially sophisticated for purposes of applicable Nasdaq Marketplace Rules and that Richard W. Roedel is an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Board Committees

Our Board has the following three standing Committees: Audit Committee, Compensation Committee and Governance Committee, which also serves as the nominating committee. The Board has adopted a written charter for each of the Committees. Copies of the Committee charters and the Governance Manual adopted by the Board are available under the Corporate Governance heading on the Investor Relations Section of our Web site at www.dadebehring.com. The membership during the last fiscal year and the function of each of the Committees are described below.

Audit Committee

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and the work of our independent registered public accounting firm, and risk assessment and risk management. Among other things, the Audit Committee: prepares the Audit Committee report for inclusion in this Proxy Statement; annually reviews the Audit Committee charter and the Committee’s performance; appoints, evaluates and determines the compensation of the independent registered public accounting firm; reviews the scope of the annual audit, the audit fee and the financial statements; pre-approves all audit and permissible non-audit services to be provided by our independent registered public accounting firm; reviews Dade Behring’s disclosure controls and procedures, including internal control over financial reporting, information security policies, the internal audit function, and corporate policies with respect to financial information; establishes procedures for the receipt, retention and treatment of complaints to Dade Behring regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by our employees of accounting or auditing concerns; oversees investigations into complaints concerning financial matters; approves any related party transactions; and reviews other risks that may have a significant impact on the Company’s financial statements. The Audit Committee works closely with management as well as our independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from, and receives appropriate funding from Dade Behring for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

The members of the Audit Committee are Richard W. Roedel (Chairperson), N. Leigh Anderson, Ph.D. and Samuel K. Skinner. The Audit Committee held ten meetings, including four telephonic meetings, during 2006. The report of the Audit Committee begins on page 24.

Compensation Committee

Principal responsibilities of the Compensation Committee, as outlined in its charter, are to review, determine and approve overall compensation policy and programs including base salary, short-term and long-term incentive awards and benefits for the Chief Executive Officer and senior management. The Committee reviews, may adjust and approves each element of compensation that the Chief Executive Officer recommends for members of senior management, (which in this Proxy Statement means all executives reporting directly to the Chief Executive Officer including the Chief Financial Officer and the three additional executive officers named in the Summary Compensation Table which appears on page 40). Other responsibilities are to approve all senior management and the Chief Executive Officer compensation related contracts, including severance agreements, to review and evaluate the performance of the Chief Executive Officer, review performance assessments of senior management prepared by the Chief Executive Officer, and to review the Company’s management succession plan and management development recommendations. The Compensation Committee charter does not specifically provide for any delegation of  Compensation Committee responsibilities.

The agenda for meetings of the Compensation Committee is determined by its Chairperson. The Company’s internal compensation staff generally supports the efforts of the Committee. The Chief Executive Officer annually provides the Committee with an evaluation of the competency and performance of each member of senior management. The Chief Executive Officer recommends salary adjustments, annual cash incentive bonus and long term equity award amounts for senior management based on company and individual performance, market analysis as well as internal equity. The Committee can then exercise its discretion to modify or recommend adjustments to compensation amounts recommended for those executives. The Chief Executive Officer participates in portions of the Committee’s meetings and regularly reports to the Committee on progress made against stated objectives as well as the current impact to his direct reports of the compensation programs and policies adopted by the Committee. At each meeting the Committee meets in executive session. The Committee reports its activities to the full Board. The Committee has the authority and access to resources under its charter to engage outside advisors and has retained Deloitte Consulting LLP to advise the Committee on compensation related matters. The Committee reviews the total fees paid to Deloitte Consulting LLP and its affiliates in all engagements with  the Company in making its determination that consultants may be viewed as independent and objective when rendering compensation related advice to the Committee. The Committee reviews its charter annually.

The members of the Compensation Committee are James G. Andress (Chairperson), Jeffrey D. Benjamin, Alan S. Cooper and Beverly A. Huss. The Compensation Committee held five meetings during 2006. The Report on Compensation Committee follows the Company’s Compensation Discussion and Analysis which begins on page 29.

Governance Committee

The Governance Committee: identifies individuals qualified to become Board members, consistent with criteria approved by the Board; oversees the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently; and identifies best practices and recommends corporate governance principles, including giving proper attention and making effective responses to shareholder concerns regarding corporate governance. Other specific duties and responsibilities of the Governance Committee include: annually assessing the size, composition and compensation of the Board; developing Board membership qualifications; defining specific criteria for director independence; monitoring compliance with Board and Board committee membership criteria; annually reviewing and recommending directors for continued service; coordinating and assisting management and the Board in recruiting new members to the Board; annually, and together with the Chairman of the Compensation Committee, evaluating the performance of the Chairman of the Board and CEO and presenting the results of the review to the Board and to the Chairman and CEO; reviewing and recommending proposed changes to Dade Behring’s charter and bylaws and Board committee charters; assessing periodically and recommending action with respect to shareholder rights plans or other shareholder protections; recommending Board committee assignments; reviewing and approving any employee director standing for election for outside for-profit boards of directors; reviewing governance-related shareholder proposals and recommending Board responses; overseeing the evaluation of the Board and management; conducting a preliminary review of director independence and the financial literacy and expertise of Audit Committee members.

The members of the Governance Committee are Alan S. Cooper (Chairperson), James G. Andress, Jeffrey D. Benjamin and Beverly A. Huss. The Governance Committee held five meetings during 2006.

Policies and Procedures with Respect to Related Party Transactions

Related party transactions can present a heightened risk of potential or actual conflicts of interest and, as a general matter, it is our preference to avoid related party transactions.

The Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions. A related party transaction includes any transaction, arrangement or relationship in which the Company is a participant and in which any director, officer, other employee or affiliated party, either alone or in combination with other such persons, has or will have a direct or indirect interest.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to our Standards of Business Conduct. Under the Standards of Business Conduct, directors, officers and all other employees are expected to avoid any relationship or activity that would cause a conflict of interest. The Standards of Business Conduct require prompt disclose any potential or actual conflict of interest Directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests. Related party transactions, if any, will be disclosed in our filings with the Securities and Exchange Commission as required under SEC rules.

Consideration of Director Nominees

Shareholder Nominees

The policy of the Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board. Recommendations by shareholders for director nominees should be forwarded to the Corporate Secretary at our principal executive offices and should identify the nominee by name and provide detailed information concerning his or her qualifications. The Company’s bylaws require that shareholders give advance notice and furnish certain information to the Company in order to nominate a person for election as a director. See page 52 of this Proxy Statement for information about how  a shareholder may make a proposal or nominate a candidate for election as a director.

Director Qualifications

The Dade Behring Corporate Governance Manual contains Board membership criteria that the Governance Committee applies to recommended nominees for a position on our Board. Under these criteria, members of the Board should have the highest professional and personal ethics and values, consistent with longstanding Dade Behring values and operating principles. Candidates for director should have demonstrated management ability at high levels in successful organizations. They should have expertise germane to Dade Behring’s operations in a global setting and to provide insight and practical wisdom based on experience. They should have sufficient time to carry out their obligations as a director and limit their service on other boards to a number that permits them, given their individual circumstances, to perform responsibly all director duties. They should be committed to enhancing shareholder value. Each director must represent the interests of all shareholders.

Identifying and Evaluating Nominees for Directors

The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee considers potential candidates for director from various sources. Candidates may come to the attention of the Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Governance Committee, and may be considered at any point during the year.

Communications with Directors

In order to provide security holders and other interested parties with a direct and open line of communication, the Board has adopted the following procedures for communications to directors.

Shareholders and other interested persons may communicate with the Chairs or other members of our Audit, Compensation and Governance Committees by using the following e-mail addresses: Audit Committee (auditchair@dadebehring.com), Compensation Committee (compchair@dadebehring.com) and Governance Committee (govchair@dadebehring.com).

Director Compensation for 2006

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board. The Governance Committee administers director compensation. During fiscal year 2006, the Governance Committee conducted a review of its director compensation practices and the amount of compensation provided to non-employee directors. Deloitte Consulting LLP was retained to assist and advise the Governance Committee concerning  current director compensation practices and to provide comparative data summarizing the elements of compensation employed and the amounts of compensation currently being provided to independent non-employee directors. The comparative information presented by the consultant was drawn from similar sources as the executive compensation data described under the heading Compensation Process which begins at page 30 of this Proxy Statement. On July 27, 2006, following consideration of the comparative market data and reports presented by the consultant, the Governance Committee approved prospective changes to the annual cash retainers paid to committee chairpersons and Audit Committee members and changes to the terms of equity grants to be provided to non-employee directors. Directors who are employees of the Company receive no compensation for their service as directors. The Governance Committee also reviewed and determined to maintain the non-employee director share ownership requirement at its current level. Within five years after joining the Board, each non-employee director is required to directly own shares or share units of the Company’s common stock with an aggregate value of at least five times the annual cash retainer.

Cash Compensation Paid to Board Members

For the fiscal year ended December 31, 2006, non-employee directors each received an annual cash retainer of $55,000. Effective October 2006, the annual retainer paid to the Audit Committee chair was increased to $25,000 from $20,000; and the annual retainer paid to the other Audit Committee members, the Compensation Committee chair and the Governance Committee chair was increased to $7,500 from $5,000. Retainers are paid in quarterly installments in advance. Non-employee directors are included as participants under the Company’s business travel and accident insurance plan and are reimbursed for travel, lodging and other expenses incurred incident to their service as directors.

Non-employee directors may defer receipt of some or all of the retainer amounts otherwise payable to them and invest the deferred amounts in common stock units under the Dade Behring Non-employee Directors’ Deferred Stock Compensation Plan. Common stock units accumulated under the Plan accrue dividend equivalents which are invested in additional common stock units. Non-employee directors are fully vested in their deferred common stock unit account balances.

Equity Compensation for Directors

Non-employee directors are also entitled to participate in the Dade Behring 2004 Incentive Compensation Plan. Current non-employee director compensation policy provides for formula grants of restricted stock unit awards and nonqualified stock options to non-employee directors.

Restricted Stock Unit Awards

Currently non-employee directors become eligible for annual restricted stock unit awards equal to the value of $95,000 on the October 3rd following completion of three years of service as a director and each year thereafter. Awards are made on the seventh business day following the Company’s release of fiscal third quarter operating results and each year thereafter. The number of restricted stock units awarded is determined annually by dividing $95,000 by the average closing price of Dade Behring common stock on the third, fourth and fifth business days following the third quarter earnings release. The restricted stock units vest on the first anniversary of the grant date. Before the July 27, 2006 compensation adjustments, the restricted stock unit award value of $65,000 vested in equal installments on the first, second and third anniversary of the grant date. Prior to receiving a restricted stock unit award, eligible directors may elect to defer the settlement of vested stock units beyond the vesting date. Following the vesting date, deferred common stock units accrue dividend equivalents which are invested in additional common stock units. Upon making a deferral election, the director may chose to receive the future distribution in shares of

Company common stock equal to the number of whole stock units accumulated, in either a lump sum or in equal annual installments over a period not to exceed five years.

Annual retainer amounts and restricted stock unit awards deferred under Dade Behring’s Non-employee Directors’ Stock Compensation Plan and 2004 Incentive Compensation Plan respectively are generally distributed following termination of such individual’s service as a director of the Company.

Stock Option Awards

Each non-employee director upon first being appointed or elected a director receives nonqualified stock options equal to a value (based on Black Scholes or binomial model) of $250,000 on the date of grant. The stock options are granted with market value exercise prices under the Dade Behring 2004 Incentive Compensation Plan and vest in equal annual installments on the first, second and third anniversary of the grant date.

Restricted stock unit awards and stock option awards granted to non-employee directors provide for accelerated vesting in the event of a change in control as defined in the Dade Behring 2004 Incentive Compensation Plan.

Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2006.

DIRECTOR COMPENSATION FOR 2006

(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)
Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
N. Leigh Anderson, Ph.D.	$60,625	$37,608	-0-	N/A	-0-	-0-	$98,233
James G. Andress	$60,625	$37,608	-0-	N/A	-0-	-0-	$98,233
Jeffrey D. Benjamin	$55,000	$37,608	-0-	N/A	-0-	-0-	$93,608
Alan S. Cooper	$60,625	$37,608	-0-	N/A	-0-	-0-	$98,233
Beverly A. Huss	$55,000	-0-	$63,000	N/A	-0-	-0-	$118,000
Richard W. Roedel	$76,250	$37,608	-0-	N/A	-0-	-0-	$113,858
Samuel K. Skinner	$60,625	-0-	-0-	N/A	-0-	-0-	$60,625

(1)          James W.P. Reid-Anderson, the Company’s Chairman and Chief Executive Officer is not included in this table as he is an employee of the Company and thus receives no compensation for his services as a director.

(2)          Represents the aggregate annual retainer, committee chair retainer and audit committee member retainer amounts. Includes the following amounts deferred under the Non-Employee Directors’ Deferred Stock Compensation Plan for investment in deferred common stock units: (1) $55,000 for Jeffrey D. Benjamin, (2) $57,186 for Richard W. Roedel, (3) $60,625 for each of James G. Andress and Alan S. Cooper. The aggregate number of deferred stock units resulting from deferral of fees, including additional stock units accumulated as a result of reinvestment of dividend equivalents for non-employee directors at December 31, 2006 is as follows: (1) 8,115 units Jeffrey D. Benjamin,

(2) 5,981 units for Richard W. Roedel and (3) 8,980 units and for each of James G. Andress and Alan S. Cooper.

(3)          Represents the compensation expense, without any reduction for risk of forfeiture, of deferred restricted stock unit awards for financial reporting purposes for the year under FAS 123R, rather than the amount paid to or realized by the respective non-employee director. The FAS 123R value as of the date of grant for the awards is spread over the number of months of service for the grant to become non-forfeitable. In addition, ratable amounts expensed for deferred restricted stock unit awards that were granted in 2005 are included. On January 1, 2006, the Company adopted SFAS No. 123R, “Share-Based Payment”. See footnote 3 to the Summary Compensation Table at page 40 for additional disclosure concerning the adoption of SFAS No. 123R and Share-Based Payments. At December 31, 2006, each of N. Leigh Anderson Ph.D., James G. Andress, Jeffrey D. Benjamin, Alan S. Cooper and Richard W. Roedel held 3,810 deferred restricted stock units and each of  James G. Andress, Jeffrey D. Benjamin, Alan S. Cooper and Richard W. Roedel held 603 deferred stock units upon which forfeiture restrictions have lapsed.

(4)          Represents the compensation expense without any reduction for risk of forfeiture, for financial reporting purposes for the year under FAS 123R, rather than the amount paid to or realized by the respective non-employee director. The FAS 123R value as of the date of grant for the awards is spread over the number of months of service for the grant to become non-forfeitable. On January 1, 2006, the Company adopted SFAS No. 123R, “Share-Based Payment”. See footnote 3 to the Summary Compensation Table at page 40 for additional disclosure concerning the adoption of SFAS No. 123R and Share-Based Payments. The aggregate number of  vested and non-vested stock options held by non-employee directors at December 31, 2006 is as follows: (1) 31,000 options by N. Leigh Anderson, (2)  16,800 options by Beverly A. Huss, (3) 20,000 options by Richard W. Roedel, (4) 50,000 options by each of James G. Andress, Jeffrey D. Benjamin, Alan S. Cooper and Samuel K. Skinner. Except for 11,200 stock options held by Beverly A. Huss, all of such stock options are vested.

AUDIT COMMITTEE INFORMATION

The following “Report of Audit Committee” shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A under the Securities Exchange Act of 1934, or to the liabilities of Section 18 of the Securities Exchange Act of 1934.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2006 including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with representatives of the Company’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61, Codification of Statements on Auditing Standards, AU Section 380), SAS 99 (Consideration of Fraud in a Financial Statement Audit) and applicable Securities and Exchange Commission rules. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and has discussed with the representatives of the independent registered pubic accounting firm, the independence of that firm and its representatives from management and the Company. The Audit Committee has also considered the compatibility of the provision of permissible non-audit services with such firm’s independence.

The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and representatives of the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Richard W. Roedel, Chairperson
N. Leigh Anderson, Ph.D., Committee Member
Samuel K. Skinner, Committee Member

Change in Auditors in Fiscal Year 2006

On June 21, 2006, the Audit Committee approved the dismissal of PricewaterhouseCoopers LLP as the independent registered public accounting firm and retained KPMG LLP as the Company’s independent registered public accountants for fiscal year 2006. KPMG LLP reviewed Dade Behring’s financial statements for its fiscal quarters ended June 30, 2006 and September 30, 2006 and audited Dade Behring’s financial statements for the fiscal year ended December 31, 2006.

During Dade Behring’s 2004 and 2005 fiscal years, and the subsequent interim periods through June 21, 2006, there were no disagreements between Dade Behring and PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PricewaterhouseCoopers LLP’s  satisfaction, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter of the disagreement in connection with its reports on Dade Behring’s financial statements for such periods. None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred during Dade Behring’s fiscal years ended December 31, 2004 and December 31, 2005, or during any subsequent interim period through June 21, 2006. The audit reports issued by PricewaterhouseCoopers LLP on Dade Behring’s consolidated financial statements as of and for the fiscal years ended December 31, 2004 and December 31, 2005 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

Independent Registered Public Accounting Firm Fees

The following table shows the fees billed (in millions) to Dade Behring by its registered independent public accountants for audit and tax services provided  for the 2006 and 2005 fiscal years. The aggregate fees presented for the fiscal year 2006, for which KPMG LLP was the principal auditor include approximately $900,000 of audit fees and a nominal amount of tax fees billed by PricewaterhouseCoopers LLP.

	2006	2005
Audit Fees(1)	$4.3	$5.7
Audit-Related Fees(2)	0.0	0.4
Tax Fees(3)	0.1	0.1
All Other Fees	0.0	0.0
Total	$4.4	$6.2

The Audit Committee pre-approves all audit services to be performed by Dade Behring’s independent registered public accounting firm. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve permissible audit-related and non-audit services and fees to be performed by Dade Behring’s independent registered public accounting firm, provided that the Chair shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting.

(1)          Audit fees represented fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements, including services required under the provisions of the Sarbanes-Oxley Act of 2002, audit services provided in connection with other statutory or regulatory filings, and services related to securities registration audit.

(2)          Audit-related fees consisted primarily of fees for accounting consultation and other attestation services.

(3)          Tax-related fees consisted primarily of fees for consultation services regarding international tax planning and compliance and assistance with tax audits and tax-only valuation services.

Independent Registered Public Accounting Firm Information

KPMG LLP audited the Company’s financial statements for the year ended December 31, 2006. Representatives of KPMG LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if they so desire, and respond to appropriate questions. The Audit Committee has selected KPMG LLP as the independent registered public accounting firm that will audit the Company for fiscal 2007.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Security Ownership of Executive Officers and Directors

The following table contains certain information regarding the beneficial ownership of our common stock as of March 8, 2007 by each member of our Board of Directors, each of our named executive officers and all directors and executive officers as a group.

Name of Beneficial Owner(1)	Number of Shares BeneficiallyOwned(2)(3)	Percentage Beneficially Owned
James W.P. Reid-Anderson	746,002	0.9%
John M. Duffey	316,696	0.4%
Dominick M. Quinn	412,360	0.5%
Hiroshi Uchida	114,700	0.1%
Mark Wolsey-Paige	210,000	0.3%
N. Leigh Anderson, Ph.D.	35,603	*
James G. Andress	71,977	0.1%
Jeffrey D. Benjamin	109,065	0.1%
Alan S. Cooper(4)	192,327	0.2%
Beverly A. Huss	9,600	*
Richard W. Roedel	22,603	*
Samuel K. Skinner	50,197	0.1%
All executive officer and directors as a group (13 persons)	2,326,463	2.8%

*                    Less than 0.1%

(1)          The business address of the each person named in the table above is c/o Dade Behring Holdings, Inc., 1717 Deerfield Road, Deerfield, Illinois 60015-0778.

(2)          As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (1) the power to vote, or direct the voting of, such security or (2) investing power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days of March 8, 2007. Except as otherwise noted, the persons and entities listed on this table have sole voting and investment power with respect to all of the shares of common stock owned by them. Calculations are based on a total of 82,471,636 shares of common stock outstanding as of March 8, 2007.

(3)          Includes the following number of shares of common stock issuable upon exercise of options exercisable within 60 days of March 8, 2007: (1) 240,000 shares by James W.P. Reid-Anderson, (2) 232,696 shares by John M. Duffey, (3) 327,192 shares by Dominick M. Quinn, (4) 30,000 shares by Hiroshi Uchida who resigned effective January 15, 2007, (5) 90,000 shares by Mark Wolsey-Paige, (6) 31,000 shares by N. Leigh Anderson, Ph.D., (7) 5,600 shares by Beverly A. Huss, (8) 20,000 shares by Richard W. Roedel and (9) 50,000 shares by each of James G. Andress, Jeffrey D. Benjamin, Alan S. Cooper and Samuel K. Skinner. Includes the following number of shares of common stock issuable under the Dade Behring Non-employee Directors’ Deferred Stock Compensation Plan within 60 days of termination of service with our Company as a director: (1) 8,462 shares by Mr. Benjamin, (2) 197 shares by Mr. Skinner and (3) 9,374 shares by each of Mr. Andress and  Mr. Cooper. Includes 603 restricted stock units distributable in shares of common stock issuable under the Dade Behring 2004 Incentive Compensation Plan within 60 days for each of James G. Andress, Jeffrey D. Benjamin, Alan S. Cooper and Richard W. Roedel.

(4)          Includes 125,000 shares held by Jet Capital Management L.L.C. of which Alan S. Cooper is a managing director. Mr. Cooper disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

Security Ownership of Certain Beneficial Owners

As of March 8, 2007, information available from outside sources indicated that the following shareholders were beneficial holders of more than five percent of the outstanding shares of the Company’s common stock. The information below is as reported in their filings with the Securities and Exchange Commission. The Company is not aware of any other beneficial owner of more than five percent of the Company’s common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
Janus Capital Management LLC(1)	9,194,983	11.1%
Morgan Stanley(2)	7,147,994	8.6%
JGD Management Corp(3)	5,494,000	6.7%

(1)          This information is based on the Schedule 13G filed with the SEC on February 14, 2007. Includes 5,636,923 shares held by Janus Orion Fund for which the beneficial owner reports having sole voting and dispositive power. Includes 3,558,060 shares held in managed accounts for which the reporting person may be deemed to be the beneficial owner with sole voting and dispositive power. Janus Capital Management LLC is not entitled to dividends or proceeds of sale with respect to the managed shares and disclaims any beneficial ownership associated with such rights. The address of Janus Capital Management LLC is 151 Detroit Street, Denver, Colorado 80206.

(2)          This information is based on the Schedule 13G filed with the SEC on February 14, 2007. The beneficial owner reports having sole dispositive power over 7,147,994 shares. Includes 6,976,741 shares for which the beneficial owner reports having sole voting power and 4,001 shares for which the beneficial owner reports having shared voting power. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036.

(3)          This information is based on the Schedule 13G filed with the SEC on February 14, 2007. The beneficial owner reports having sole voting and dispositive power over all of such shares. The address of JGD Management Corp. is c/o York Capital Management, 767 Fifth Avenue, 17th Floor, New York, New York 10153.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires certain of our executive officers, our directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and changes in ownership with the SEC. Such executive officers, directors and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from the applicable executive officers and our directors, except for a Form 4 filed on behalf of Dominick M. Quinn on the third business day following the transaction date, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for 2006.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) provides a summary of the key objectives and material elements of compensation for Dade Behring’s named executive officers listed in the Summary Compensation Table set forth below. This CD&A should be read in conjunction with the following tables, which follow the CD&A in this Proxy Statement:

Summary Compensation Table
Grants of Plan-Based Awards Table
Outstanding Equity Awards Table
Option Exercises and Stock Vested Table
Pension Benefits Table
Nonqualified Deferred Compensation Table

Compensation Philosophy

The Company’s executive compensation philosophy is to provide competitive compensation and benefit programs to attract, retain and reward executive management. The guiding principles are to provide strong financial incentives for outstanding performance, to ensure internal and external equity of the executive compensation arrangements at reasonable cost to the shareholders, to reward and recognize significant performance, and ultimately to optimize the value of the shareholders’ investment and the continued success of the Company. The executive compensation programs are consistent with a pay for performance philosophy, in that a substantial portion of the total direct compensation is variable and based on Company as well as individual performance.

To reward both short and long-term performance in the compensation program and in furtherance of our compensation objectives noted above, our executive compensation philosophy includes the following principles:

Compensation should be related to performance.   The Company believes that a significant portion of a senior executive’s compensation should be tied not only to individual performance, but also to the performance of the executive’s area of responsibility and to overall Company performance, measured against both financial and non-financial goals and objectives. We also consider Dade Behring’s performance compared to the Peer Group (identified on page 30) as a means to ensure that we consistently deliver shareholder value. During periods when performance meets or exceeds the targeted performance levels or objectives, senior executives should be paid at or above targeted levels, respectively. When our performance does not meet targeted performance levels or objectives, incentive award payments, if any, should be less than the targeted levels.

Incentive compensation should represent a large portion of an executive’s total compensation.   The Company attempts to award the majority of compensation in incentive based pay, such as short-term and long-term incentives, which are calculated and paid based primarily on financial measures related to Company performance, such as profitability and shareholder value creation. Executives have the incentive of increasing Company profitability and shareholder return in order to earn the major portion of their compensation. The majority of each senior executive’s total compensation is at risk and contingent on achieving individual objectives and driving the Company’s financial success.

Compensation levels should be competitive.   The Compensation Committee reviews and evaluates external compensation data provided by the compensation consultant to ensure that the compensation program is competitive. The compensation review is conducted for each member of senior management on an annual basis. The review, which is based on competitive information from published survey and proxy data, is focused on each of the following components of compensation: base salary, target annual incentive, total cash compensation and equity based long term incentives. We believe that a competitive compensation program will enhance our ability to attract and retain senior executives.

Incentive compensation should balance short and long-term performance.   The Compensation Committee seeks to structure a balance between achieving strong short-term annual results and ensuring our long-term viability and success. To reinforce the importance of balancing these perspectives, executives annually receive both short and long-term incentives. Incentive based cash awards tied to annual financial measures drive and reward performance for achieving nearer term objectives, while equity based compensation creates a focus on long-term shareholder value creation and aligns the interest of executives with those of investors.

Compensation Process

The Company competes with many larger companies for top executive talent. In order to attract, retain and reward top executive talent, the Compensation Committee generally sets the target level of total cash compensation for executives at or above the 75th percentile of competitive practice, with provisions for paying above the 75th percentile when challenging targets are overachieved. The annual incentive portion of the total cash compensation program is based on a sliding scale: when the targets are not achieved, total cash compensation will be substantially reduced. See the discussion of Annual Cash Incentive Bonus that begins on page 32 for a description of the fiscal year 2007 changes to the criteria used to measure executive performance. The Company’s long term incentive strategy is generally targeted at or above the 75th percentile; therefore, the total direct compensation is also targeted at or above the 75th percentile.

The Compensation Committee conducts an annual review of the total compensation of the Chief Executive Officer and senior management to assess the competitiveness of the Company’s total compensation program. The Committee believes that the direct competitors for executive leadership and experience are not necessarily only the companies that are included in the peer group established to compare shareholder returns. Therefore, the Committee also reviews compensation data for executives at companies outside of the companies in the peer group index referenced in the Company’s Annual Report.

Establishment of Peer Group

The Company had been using the same industry peer group to evaluate competitive pay levels and practices for the past four years. As a result of merger and acquisition activity among the peer companies, in July 2006, the Committee and Management decided to re-evaluate the composition of the peer group and modify the peer group as appropriate. Accordingly, the Compensation Committee reviewed a list of twenty potential peer group companies from the S&P 500 and S&P Mid-cap Healthcare Equipment indices. Based on industry, business description, revenue and market capitalization, companies with much bigger or much smaller scope were eliminated. Five additional companies in the same or related industry with comparable size and scope were added to the peer group while one company was eliminated. As a result of the changes in the composition of the industry peer group companies, the revised industry peer group is now made up of the following eleven companies (the “Peer Group”): Becton, Dickinson and Company, Beckman Coulter Inc., Biomet Inc., C. R. Bard Inc., St. Jude Medical Inc., Zimmer Holding Inc., Stryker Corporation, Hospira, Inc., Varian Medical Systems Inc., Invitrogen Corporation and Edwards Lifesciences Corporation.

Determination of Compensation and Benchmarking

The Compensation Committee works with its outside advisor (currently Deloitte Consulting LLP) to annually evaluate pay levels for Dade Behring’s senior executives. In the assessment of compensation, the

Committee evaluates base salary, target annual incentives, total cash compensation, long-term incentive opportunity and total direct compensation.

Competitive compensation data is based on published survey data from similarly sized companies in general industry and the medical equipment and supplies industry. The published survey data is based on current data from the following third party executive compensation resources: Towers Perrin Executive Compensation Data Base, Hewitt TCM Executive Cash Compensation by Industry and Watson Wyatt Survey of Top Management Compensation. To supplement the published survey data, for select executives, the Committee also evaluated proxy data for executives at the Peer Group companies. In addition, the Committee also evaluated proxy data for executives of approximately twenty Chicago-based companies with revenues ranging from $1.5 billion to $9.0 billion and market capitalizations ranging from $2.5 billion to $20.0 billion, since the Company’s headquarters is located in the Chicago area. The Committee used the compensation and performance data from the industry Peer Group, general industry comparable companies and the Chicago-based comparable companies to determine the competitive total compensation structure for the Chief Executive Officer and in evaluating and approving the competitive total compensation structure proposed for senior management.

Internal Controls Related to the Compensation Program

Beginning in 2005, the Compensation Committee instituted a mid-year internal audit process to test and measure the adequacy of the Company’s internal controls regarding the implementation and administration of executive compensation. The most recent audit was completed by the Company’s Corporate Audit and Advisory Services (CAAS) group in July of 2006. The Committee reviewed the results of the 2006 mid-year audit of executive compensation and the CAAS audit report that concluded that the administration of executive compensation programs and practices was, in all material respects, in compliance with Company compensation and payment policies and that all executive compensation was properly paid.

Tally Sheets for Senior Management

In 2006, the Compensation Committee used tally sheets to review executive compensation for eight senior executives, including the Chief Executive Officer. The purpose of the tally sheet is to quantify in tabular form salary, incentive cash compensation, equity incentive awards, benefits and perquisites, and other elements of an executive’s compensation arrangement. The tally sheet shows values for equity awarded in prior years and paid, equity awarded in prior years and retained, and shares of stock owned. The tally sheet also shows amounts that would be payable under different severance scenarios including voluntary termination, involuntary termination, and a termination in connection with a change in control. An example of a tally sheet for the Chief Executive Officer was reviewed by the Committee at the May meeting. The Committee reviewed and discussed the tally sheet concept as well as the tally sheet format, offering suggested additions to the format. At the July meeting, the Committee reviewed the revised tally sheet for the Chief Executive Officer, approved the format and specified that tally sheets be prepared for all members of senior management. The tally sheets for the Chief Executive Officer and senior management were then reviewed at the October 2006 meeting. The Committee determined that tally sheets will be reviewed annually at its February meeting. The Committee believes that the annual review will provide a comprehensive view of executive compensation prior to making executive compensation decisions.

Elements of Compensation

Dade Behring’s total direct compensation consists of salary, annual cash incentive bonus and long term equity-based incentive awards. Salary is generally service based compensation while annual cash incentive bonus and long term incentives are considered to be performance-based compensation.

Salary

Salary reflects the position and responsibility of the executive. Generally, salary increases with knowledge and skill levels considered essential for the position, experience and responsibility. The Compensation Committee annually determines the salary adjustment for the Chief Executive Officer and reviews the salary adjustment proposed for each member of senior management. Salary adjustments for the Chief Executive Officer and senior management are generally based on the Committee’s assessment of a number of factors, including job scope, the level of responsibility associated with the position and if there have been any changes, individual contribution toward Company financial goals and non-financial objectives, demonstrated performance delivered by Company functions for which a senior executive has direct responsibility, internal equity and competitive compensation levels provided to executives with similar responsibilities at peer or general industry companies. In setting salary levels and making salary adjustments the Committee makes an assessment of future benefit to the Company of retaining individual senior executives as part of the Company’s executive leadership team. The Committee also considers the Chief Executive Officer’s assessment of performance in its evaluation of the salary adjustment proposed for each member of senior management. As part of the Committee’s internal process for setting compensation levels that are both competitive and responsive to the committee’s retention goals, the Committee confers with and considers competitive salary data furnished by the Committee’s outside advisor Deloitte Consulting LLP. The Committee does make senior management salary changes other than through the annual review process incident to promotions, other significant changes in responsibilities or in recognition of exceptional achievement. In December 2006, the Committee approved base salary increases for Mr. Quinn and for Mr. Wolsey-Paige. The salary increases have been effective since January 2007 when Mr. Quinn and Mr. Wolsey Paige assumed additional responsibilities as Chief Operating Officer and Chief Strategy and Technology Officer, respectively, for Dade Behring Inc.

Annual Cash  Incentive Bonus

The purpose of the annual cash incentive program is to provide short-term annual incentive compensation in the form of cash bonuses to key employees, including senior management, in a form aligning financial reward to factors that relate to increases in Dade Behring’s shareholder value.

The Committee firmly believes that a greater percent of total direct compensation should be tied to Company financial performance as well as individual performance, as individual position and responsibility increases. Therefore, the individual target bonus percent and the variable portion of total direct compensation increases as the position and responsibility of the individual increases. Theoretically, the portion of the pay at risk is greater for senior executives than individuals at lower level position and with lesser responsibility.

Under the annual incentive program, short-term financial objectives are reviewed and approved annually by the Compensation Committee at levels which generally represent improvement over prior years’ result in terms of the financial measures. The financial objectives approved by the Committee for fiscal year 2006 provided specific targets for earnings per share, cash flow, EBITDA and revenue growth, with earnings per share replacing net income as one of the financial measures in 2006. The weightings of the four financial measures for 2006 were 50% for earnings per share, 20% for cash flow, 20% for EBITDA and 10% for revenue growth. The Committee believed that the four financial measures identified correlate with the Company’s overall strategy and are aligned with the interests of the shareholders. Also, these measures are valued by external analysts and investors based on the Company’s discussions with these constituents.

The annual incentive program for the five named executive officers will be fully funded only if the thresholds of all four financial measures are met. These financial measures are determined independent of each other. That is, funding for one objective may be earned and paid while the others may not, if the minimum thresholds for each measure are not achieved. The target performance for each of the financial measures is set at a level that exceeds past achievements and is not expected to be attained without significantly improved performance. If the performance is less than the target level, the payout will be reduced. If the performance is below the minimum threshold, there will be no payout. If performance exceeds the minimum threshold, the payout will be increased. The maximum total funding of the annual incentive program for the five named executive officers based on Company financial results was capped at $3 million for Mr. Reid-Anderson, 1.2 million Euros for Mr. Quinn and $1.2 million for each of the other three executives for 2006. Individual awards are based 60% on Company financial results (the four financial measures mentioned above) and 40% on individual performance. Each executive undertakes individual performance goals which may include both financial and non-financial objectives. The individual performance goals emphasize improvement in metrics within the control of each executive and which complement overall Company objectives. Each executive is given a target bonus expressed as a percentage of base salary. The target bonus for the Chief Executive Officer is determined by the Compensation Committee based on the executive compensation analysis conducted by Deloitte Consulting LLP. The target bonus for the Chief Executive Officer in 2006 was 120% of his annual base salary. Bonus targets for the other named executive officers were 75% of annual base salary and were determined by the Compensation Committee after considering the recommendation from the Chief Executive Officer and competitive data presented by Deloitte Consulting LLP. Actual bonus payments are determined by comparing the extent to which financial performance during each measuring period has met or exceeded the financial objectives and the extent to which the executive’s performance has met or exceeded his or her individual performance goals.

For fiscal year 2006, the Company overachieved a majority of the Company financial targets established under the annual incentive program. Awards to the Chief Executive Officer and the other named executive officers are set forth in the Summary Compensation Table which appears on Page 40. These awards were based on the financial performance of the Company and the performance of the individuals as described above. Discretionary bonuses may sometimes be paid for exceptional individual performance and contribution.

In December of 2006, the Compensation Committee approved the annual incentive program for 2007. The Committee kept the plan structure generally consistent with the 2006 annual incentive program for continuity and simplicity, and because the performance measures were still aligned with the Company’s objectives. The Committee believes that an understanding of the program by participants will enhance the drive for results. Slight adjustments to the financial measures used and the weighting of those measures were made for 2007 compared to 2006 to ensure that the financial measures correlate with the Company’s strategy and are aligned with shareholders interests. For the 2007 plan, earnings per share continues to be the primary financial measure with 60% weighting, return on invested capital (ROIC) replaces EBITDA with 15% weighting, while cash flow with 15% weighting and revenue growth with 10% weighting remain the other financial measures.

The Compensation Committee annually identifies financial measures used to  define Company performance and  applies the same financial measures in the Company’s annual cash incentive compensation program to measure and reward executive performance. The financial measures currently being used by the Committee to measure 2007 performance in the company’s annual cash incentive program are described below.

Earnings per Share

To ensure compensation is proportional to the return on investment earned by shareholders, we use earnings per share as a metric in determining annual incentive cash bonus amounts. Earnings per share is generally defined as net income divided by the diluted weighted average outstanding common shares.

Return on Invested Capital

To ensure compensation is proportional to the efficiency in employing invested capital, we use return on invested capital as a metric in determining annual incentive cash bonus amounts. Return on invested capital is generally defined as net operating profit less adjusted taxes, divided by average invested capital.

Cash Flow

Another measure of efficiency in employing invested capital is cash flow. Cash flow is defined as cash from operations less capital spending and proceeds from sales of assets as presented in our financial statements, plus cash from the exercise of stock options and employee stock purchase plan contributions.

Revenue Growth

To provide incentive to expand total revenue through increased sales while maintaining pricing discipline, we use revenue growth as a metric in determining annual incentive cash bonus amounts. Revenue growth is defined as the increase in sales over prior year reported sales.

In applying each of these metrics in determining variable compensation, the Compensation Committee makes adjustments it deems appropriate to eliminate the effects of fluctuations in foreign currency exchange rates and other events which would otherwise distort the influence or comparability of one or more of the selected financial measures.

The Committee also raised the bonus targets for Messrs. Quinn and Wolsey-Paige to 80% of annual base salary in recognition of the additional responsibilities assumed by them upon becoming Chief Operating Officer and Chief Strategy and Technology Officer respectively of Dade Behring Inc. The fiscal year 2007 performance goals are stretch targets. In most cases the targets will be met only  by achieving year over year improvement. The Committee will continue to evaluate the performance measures used under the annual incentive program annually.

Long-Term Incentives

Dade Behring’s 2004 Incentive Compensation Plan authorizes the Compensation Committee to grant various equity awards, including stock options, stock appreciation rights, performance stock, performance stock units, restricted shares and restricted share units. For 2006, most equity awards were granted in the form of non-qualified stock options. The Company has used nonqualified stock options as the primary long-term incentive vehicle since 2002 and continues to believe that stock options are the best long-term incentive vehicle to incent employees and align employees’ interests with those of shareholders. Eligibility to participate in the long-term incentive plan is based upon base salary grade level, position, responsibilities and performance. Dade Behring firmly believes that a greater percent of total direct compensation should be tied to long-term equity based incentives as an individual’s position and responsibility increases. Individual equity grant values increase as base salary grade level and responsibility increases. Consequently, senior management and other more highly compensated individuals who have the opportunity to realize financial reward through increases in the value of Dade Behring shares also have a greater percentage of their total compensation at risk. The objective of the long term equity-based compensation is to focus attention on longer term Company objectives and to link a significant portion of executives’ total direct compensation to the return provided to investors through stock price appreciation.

The Compensation Committee engaged Deloitte Consulting LLP to analyze and report on the long term incentive (LTI) trends in May 2006. The trends report included an analysis of Peer Group and general industry LTI practices, the prevalence of LTI vehicles, LTI award design features, expected developments, performance measures used for performance based awards, competitive equity dilution levels and share utilization rates, and an analysis of equity-based compensation expense. In July of 2006, Deloitte Consulting LLP conducted a comprehensive analysis on competitive LTI opportunities for executives from both published executive compensation surveys and Peer Group companies. The Committee also reviewed the alternative LTI mixes, design considerations, share utilization rates among Peer Group companies as well as the compensation expense associated with the grant of LTI awards.

The Compensation Committee considered different LTI vehicles to deliver long term incentives to the executives, such as stock options and performance shares. The Committee considered the relative merits of option grants versus performance shares, and determined that stock option awards were the most appropriate type of LTI award for 2006 due to their alignment with shareholders’ interests in enhancing shareholder value. The Committee will continue to review the possibility of utilizing other LTI vehicles in the future.

At its July 2006 meeting, the Compensation Committee, Deloitte Consulting LLP and management discussed the recently announced SEC proxy disclosure requirements concerning executive compensation. The Committee discussed the Company’s anniversary equity grant process which was generally on the first business day of October every year. While the Committee felt comfortable with the current process, it discussed refining the annual equity grant process to more closely conform with best practices and adopted a modified annual equity grant process. For the new process, the Committee will review the equity grant value analysis and competitive LTI opportunities provided by Deloitte Consulting LLP and discuss the proposed grant values for senior management at each July meeting. At the October Committee meeting, the Committee will then confirm or if applicable, modify the grant values discussed at the July Committee meeting, and approve specific grant values for senior management. Based on the approved grant values, the number of stock options to be awarded will be determined based on an application of the Black-Scholes methodology (determined consistently with the external consultant’s methodology) to the average closing price of Dade Behring stock on the third, fourth and fifth business days after the third quarter earnings release, and the equity grant date will be the 7th business day after the third quarter earnings release. The Committee also has a quarterly equity grant process in place for equity eligible new hires and promotions to equity eligible positions. The quarterly equity award grant date is the 7th business day after the quarterly earnings release which next follows the date the equity award is determined. The grant price for stock options will be the Fair Market Value (as defined in the current grant agreement) of Dade Behring stock on the date of grant.

Stock options were granted under the 2004 Incentive Compensation Plan to senior management on November 3, 2006. The grant price of these options was $36.72 which was the Fair Market Value on the date of grant. Stock options granted in 2006 will vest in equal installments over the next three years. The size of the individual awards was determined after considering published executive compensation survey data, position and responsibility, internal equity, as well as individual contribution and performance. Based on the Company’s long term incentive philosophy, the equity grant value for senior management was targeted at or above the 75th percentile of competitive practice.

Employment Contracts

Arrangements with the Chief Executive Officer

Dade Behring  has an employment agreement with Mr. Reid-Anderson dated June 1, 2001 and a supplemental letter dated November 20, 2001, which we refer to collectively, as the “Employment Agreement”. This Agreement extends until terminated by Dade Behring or Mr. Reid-Anderson. Under the terms of the Employment Agreement, Mr. Reid-Anderson serves as President and Chief Executive Officer of Dade Behring. The Employment Agreement provides that so long as Mr. Reid-Anderson serves as Chief Executive Officer of the Company, he will also be appointed to serve as a director on our Board of Directors and that of Dade Behring. The Employment Agreement provides for a base salary, an annual target bonus, equity incentive program, excise tax gross-up payments resulting from a change in control, if necessary, and perquisites, including an automobile allowance and reimbursement of expenses incurred for home leave travel. Mr. Reid-Anderson’s base salary is subject to the review of the Board of Directors on an annual basis and the award of the annual target bonus is based upon the achievement of specific bonus targets and specified objectives, respectively. Mr. Reid-Anderson is eligible under the Employment Agreement to participate in all of the benefit programs for which our senior executive employees are generally eligible. For purposes of determining his participation in our cash balance pension program, however, his benefits accrue as though he had provided two years of service for every one year of service that he actually provides.

In the event Mr. Reid-Anderson is terminated without cause or resigns for good reason, the Employment Agreement provides that he shall receive a lump sum payment equal to twice his base salary plus twice his target bonus for the year in which his employment ended. In such event, Mr. Reid-Anderson will also continue to receive the perquisites described above and participate in our health program for 24 months after the date of his termination. In the event that his employment is terminated due to his death or disability, the terms of the Employment Agreement provide that he shall receive a bonus equal to the bonus that he would have received had he remained employed for the entire year, pro rated for the number of days that he was employed during that year. In addition, in the event that his employment is terminated without cause or due to his death or disability or by him for good reason, option vesting will accelerate as though the next option vesting date had occurred. In the event of, termination due to death or disability, Mr. Reid-Anderson’s stock options will generally remain exercisable for 12 months after the termination.

The Employment Agreement also incorporates standard non-compete and non-solicitation provisions applicable to the period of his employment and for two years thereafter, unless Mr. Reid-Anderson’s employment is terminated by reason of material breach by the Company of obligations to him under the Employment Agreement. As a condition to receiving the severance payments described above, Mr. Reid-Anderson must not be in material breach of the Employment Agreement and must execute a general release in our favor.

Health and Welfare Benefits

The Company’s healthcare, insurance and other welfare and employee-benefit programs are substantially equivalent for all eligible U.S.A. domestic employees, including senior management. The Company provides an executive wellness program for all senior executives which reimburses up to $5,000 of expenses for bi-annual physical examinations and up to $2,500 in annual health club memberships.

Personal Benefits, Perquisites

The Company provides senior executives with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with market practice and its overall compensation program to better enable the Company to attract and retain key executive positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to senior executives. The Company pays the cost of financial planning and legal services such as tax preparation and estate planning  for senior executives up to $10,000 per year on an after-tax basis. The Company also provides a car allowance of $12,000 per year to senior executives located in U.S.A. and the following benefits to Mr. Quinn according to the Company policy in Germany: an automobile allowance of approximately 16,500 Euros, a housing allowance of 30,000 Euros and the reimbursement of expenses related to business travel in the amount of 2,800 Euros. See the footnotes to the Summary Compensation Table which appears on page 40 for a further description of perquisites provided to the named executive officers.

Retirement Plans

Each Executive Officer other than Mr. Quinn participates in the following retirement plans:

Dade Behring Cash Balance Plan (Pension Plan)

Dade Behring Supplemental Pension Plan (Excess Pension Plan)

Dade Behring Savings Investment Plan (SIP)

Dade Behring Deferred Compensation Plan (the Excess Defined Contribution Plan)

Pension Plans

Dade Behring maintains a tax qualified defined benefit pension plan (the “Cash Balance Plan”) for the benefit of its United States employees, including executive officers. Under the cash balance formula design, Dade Behring allocates quarterly cash balance credits to each participant’s individual account. The credits range from 4% to 10% of eligible pay for the calendar quarter, depending on a participant’s combined age and years of service as of December 31 of the previous year. For senior executives “eligible pay” is the sum of base salary and annual incentive cash bonus. The following table sets forth the annual cash balance credits based on eligible pay, age and service:

Points for Age plus Service as of December 31 of the Previous Plan Year	Dade Behring Inc.’s Quarterly Cash Balance Credits as a Percent of Pay
Less than 35	4%
35 to 44	5%
45 to 54	6%
55 to 64	7%
65 to 74	8%
75 to 84	9%
85 and more	10%

The credits are allocated to a participant’s account at the end of each calendar quarter, based on the participant’s pay for that quarter. Interest credits are also allocated to a participant’s account as of the end of each calendar quarter based on (1) the participant’s balance for the previous quarter and (2) one-fourth of the prevailing annual rate of return for 10-year United States Treasury bills as of the end of the previous quarter. Regardless of the prevailing annual rate, the Cash Balance Plan will credit a participant’s account with a minimum annual rate of 5% and a maximum annual rate of 10% in interest. Participants are vested in their benefit after five years of service.

Dade Behring Inc. also maintains a nonqualified Supplemental Pension Plan that allows eligible individuals, including senior executives, to continue to earn a benefit based on the same formula described above on pay in excess of the maximum compensation limitations imposed by the Internal Revenue Code. Vesting of benefits is determined by reference to each participant’s vested percentage under the Cash Balance Plan. Participants’ account balances are credited with earnings based upon the benefit accrual rate for the Cash Balance Plan. The Benefits under the Supplemental Pension Plan are payable upon death, disability, retirement or separation from service and, since the plan is not funded, benefits are payable from the general assets of the company. The Company pays Supplemental Pension Plan distributions in a lump sum.

Dade Behring Holding GmbH maintains a pension plan (the “German Pension Plan”) for the benefit of its German employees. Mr. Quinn is covered under the German Pension Plan. For the year 2006, employees contribute between 1.5% and 2.5% of pensionable income up to the social security contribution ceiling (5,250 Euros/month for 2006). Dade Behring Holding GmbH also contributes to the plan. In addition, a notional contribution of between 11.5% and 15% of pensionable income above the social security contribution ceiling is credited by Dade Behring Holding GmbH. For purposes of determining pension contributions for Mr. Quinn pensionable income includes base salary and annual incentive cash bonus. Mr. Quinn is  also entitled by agreement to an additional supplemental pension benefit for each year of employment through 2011. The contribution for 2006 was approximately 30,677 Euro. Pension benefits are paid out in the form of a monthly annuity which is actuarially determined based on aggregate contributions and imputed earnings.

Savings Plan

The Savings Investment Plan (SIP) is a tax qualified defined contribution 401(k) plan under the Code. It is generally available to all active U.S. employees of Dade Behring or its subsidiaries. Participants may contribute from 1% to 15% of eligible pay on a before-tax basis subject to the deferral and compensation limits imposed by the Code. For the SIP eligible pay is the sum of base salary and annual incentive cash bonus. Dade Behring will match 50% of the first 6% of eligible pay contributed to the SIP. A participant is fully vested in his or her deferrals. Company matching contributions vest 20% per year and are fully vested after five years. All contributions are invested in employee-directed funds.

In addition to the SIP, the Deferred Compensation Plan is an unfunded, nonqualified plan that allows senior executives, to continue to earn a benefit based on the same contribution formula and vesting rules described above on eligible pay in excess of the maximum limitations imposed by the Internal Revenue Code. Participants may contribute from 1% to 15% of eligible pay on a before-tax basis. As with the SIP, Dade Behring will match 50% of the first 6% of eligible pay contributed to the Deferred Compensation Plan. The executive may choose how to invest his account utilizing the same investment options as those offered in SIP. Earnings are allocated to the executive’s account based on the investment return earned by the fund in the SIP.

The Company pays account balances under the SIP and the Deferred Compensation Plan in a lump sum upon retirement; termination of employment; permanent disability or death.

Stock Ownership / Retention Guidelines

To align executives’ financial interests with those of shareholders, the Compensation Committee has established stock ownership guidelines for senior executives. The guidelines specify a dollar value of shares based on a multiple of base salary that senior executives must accumulate and hold within five years from the time appointed to a senior executive position. The guideline for the CEO is five times base salary and the guideline for each of the other named executive officers is three times base salary. The value of unexercised stock options is not counted toward satisfaction of stock ownership guidelines. The Company has determined that, as of December 31, 2006, all named executive officers were in compliance with the stock ownership guidelines.

Tax and Accounting Implications

Tax Deductibility of Executive Compensation

For fiscal year 2006, as has been the case in prior years, the Company’s policy of providing pay based on performance resulted in a significant portion of the compensation provided to senior executives qualifying as performance based compensation for purposes of Section 162(m) of the Code. Consequently, the Company anticipates that all executive compensation will be eligible for income tax deduction. It is the

Compensation Committee’s general policy to endeavor to minimize the effect of Section 162(m) on the Company’s compensation expense; however, the Committee may approve compensation that may not meet these requirements in order to ensure competitive levels of compensation for its senior executives.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not become effective, the Company believes its nonqualified deferred compensation programs are operating in good faith compliance with the statutory provisions which were effective January 1, 2005.

Accounting for Equity-Based Compensation

Beginning on January 1, 2006, the Company began accounting for equity-based compensation in accordance with the requirements of FASB Statement 123R. The change in accounting for equity compensation had no impact on the design of our long-term incentive program for named executive officers.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review, the related discussions, consideration of the data and advice provided by the outside compensation consultant and such other factors deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement to be delivered to shareholders.

COMPENSATION COMMITTEE
James G. Andress, Chairperson
Jeffrey D. Benjamin, Committee Member
Alan S. Cooper, Committee Member
Beverly A. Huss, Committee Member

Compensation Committee Interlocks and Insider Participation

The Compensation Committee members are James G. Andress (Chairman), Jeffrey D. Benjamin, Alan S. Cooper and Beverly A. Huss, all of whom are non-employee directors. None of the Compensation Committee members has served as a member of the compensation committee or board of directors of any other entity, which has an executive officer serving as a member of the Company’s Board of Directors.

Summary Compensation Table for Fiscal 2006

(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)
Name and Principal Position	Year	Salary ($) (1)(2)	Bonus ($)	Stock Awards ($)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
James W.P. Reid-Anderson Chairman, President and Chief Executive Officer	2006	$913,846	$0	N/A	$2,300,842	$1,872,720	$369,850	$243,268	$5,700,526
John M. Duffey Chief Financial Officer	2006	$451,846	$0	N/A	$768,555	$481,497	$50,263	$62,052	$1,814,213
Dominick M. Quinn Executive Vice President	2006	$613,570	$0	N/A	$821,538	$722,657	$138,272	$85,898	$2,381,935
Hiroshi Uchida(6) Executive Vice President	2006	$482,308	$0	N/A	$792,773	$513,958	$59,643	$65,874	$1,914,556
Mark Wolsey-Paige Executive Vice President	2006	$431,539	$0	N/A	$785,018	$503,944	$56,177	$62,664	$1,839,342

Footnotes:

(1)                Amounts in column (C) include all gross earnings for 2006.

(2)                Mr. Quinn’s salary has been converted from Euros using the 2006 average exchange rate of 1 Euro = US$1.2566.

(3)                Amounts in column (F) represent the SFAS 123R expense, without any reduction for the risk of forfeiture, of the option awards.  On January 1, 2006, the Company adopted SFAS No. 123R, “Share-Based Payment” (“SFAS 123R”) using the modified prospective transition method. As a result of the adoption, stock-based compensation expense recognized during the year ended December 31, 2006, includes compensation expense for all share-based payments granted on or prior to, but not yet vested as of December 31, 2005, based on the grant date fair value determined in accordance with the original provisions of SFAS 123, and compensation cost for all share-based payments granted on or subsequent to January 1, 2006, based on the grant date fair value determined in accordance with the provisions of SFAS 123R, both determined without any reduction for the risk of forfeiture.

(4)                The amounts in column (H) reflect the actuarial increase in the present value of the named officer’s benefits under the Cash Balance Plan and Supplemental Pension Plan using the interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

(5)                Items in column (I) are outlined in the following table.

(6)                Resigned effective January 15, 2007.

Items in All Other Compensation—Column I
for Fiscal 2006

(A)	(B)	(C)		(E)	(F)	(G)	(H)	(I)
Name	Company Contributions to 401(k) Savings Investment Plan	Company Contribution to Deferred Compensation Plan (1)	(D) Auto Allowance (2)	Financial Planning and Legal Service Allowance	Executive Health Program (3)	Tax Reimbursements (4)	Other Items (5)	Total All Other Compensation ($)
James W.P. Reid-Anderson	$6,600	$86,965	$24,000	$9,923	$0	$49,590	$66,190	$243,268
John M. Duffey	$6,600	$26,013	$12,000	$10,000	$924	$6,515	$0	$62,052
Dominick M. Quinn	n/a	n/a	$20,685	$7,439	$2,591	$30,110	$25,073	$85,898
Hiroshi Uchida	$6,600	$29,814	$12,000	$10,000	$945	$6,515	$0	$65,874
Mark Wolsey-Paige	$6,600	$25,981	$12,000	$7,500	$5,697	$4,886	$0	$62,664

Footnotes:

(1)              Company matching contributions to the Deferred Compensation Plan are also shown in column (C) of the Nonqualified Deferred Compensation Table

(2)              Mr. Quinn’s auto allowance reflects company car expenses in Germany.

(3)              The Executive Health Program reimburses for annual physicals up to $5,000 on a bi-annual basis and health club memberships up to $2,500 on an annual basis.

(4)              Amounts in column (G) include tax reimbursements as follows. Mr. Reid-Anderson’s tax reimbursements consisted of $18,942 for Home Leave, $4,886 for Financial Planning, $1,579 for Legal Service and $24,182 for supplemental long term disability coverage. Tax reimbursements for Mr. Duffey and Mr. Uchida include $4,886 for Financial Planning and $1,629 for Legal Services. Mr. Wolsey-Paige received tax reimbursement of $4,886 for Financial Planning only. Tax reimbursements for Mr. Quinn include $6,892 for Financial Planning, $18,195 for rental apartment expense, $1,718 for expenses related to business travel, $231 for group accident insurance, and $3,074 for gifts deemed to be personal income under German law.

(5)              Amounts in column (H) consist of the following:  Mr. Reid-Anderson received an allowance of $29,074 for home leave and premiums for supplemental long-term disability insurance of $37,116.  Mr. Quinn received expense reimbursement for rental apartment expenses of $19,643; group accident insurance contribution of $250, expense in connection with business travel of $1,855; and $3,324 for gifts deemed to be personal income under German law.

Grants of Plan-Based Awards For Fiscal 2006

(A)	(B)	(C)	(D)							(K)	(L)	(M)	(N)
			Number of Non-Equity	Estimated Future Payouts Under			Estimated Future Payouts Under			All Other Stock Awards:	All Other Option Awards:	Exercise	Grant Date
			Incentive	Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Number of	Number of	or Base	Fair
Name	Grant Date	Approval Date (1)	Plan Units Granted (#)	(E) Threshold ($)	(F) Target ($) (2)	(G) Maximum ($) (2)	(H) Threshold (#)	(I) Target (#)	(J) Maximum (#)	Shares of Stock or Units (#)	Securities Underlying Options (#)	Price of Option Awards ($ / Sh)	Value of Stock Awards ($ / Sh)

James W.P. Reid-Anderson	11/3/2006	10/26/06	N/A	$0	$1,101,600	$3,000,000	N/A	N/A	N/A	0	282,400	$36.72	$11.05
John M. Duffey	11/3/2006	10/26/06	N/A	$0	$340,425	$1,200,000	N/A	N/A	N/A	0	78,200	$36.72	$11.05
Dominick M. Quinn	11/3/2006	10/26/06	N/A	$0	$466,230	$1,507,920	N/A	N/A	N/A	0	104,300	$36.72	$11.05
Hiroshi Uchida	11/3/2006	10/26/06	N/A	$0	$363,375	$1,200,000	N/A	N/A	N/A	0	82,500	$36.72	$11.05
Mark Wolsey-Paige	11/3/2006	10/26/06	N/A	$0	$325,125	$1,200,000	N/A	N/A	N/A	0	82,500	$36.72	$11.05

Footnotes:

(1)             The Compensation Committee reviewed and approved the November 3, 2006 grant values (and related stock option grants) at the Board Meeting on October 26, 2006 subject to: (i) the determination of the exercise price on the date of grant, which will be the seventh business day following the third quarter earnings release, (ii) the determination of the number of stock options to be granted pursuant to the methodology presented to the Committee, and (iii) the executive still being employed by Dade Behring on the date of grant.

(2)             The amounts shown for Mr. Quinn have been converted from Euros using the 2006 average exchange rare of 1 Euro = US$1.2566.

Outstanding Equity Awards at December 31, 2006

		Option Awards					Stock Awards
(A)	(B)	(C)	(D)	(E)	(F)	G)	(H)	(I)	(J)	(K)
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#) Non-	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Grant Date	Exercisable	Exercisable	(#)	($)	Date	(#)	($)	(#)	($)
James W.P. Reid-Anderson	10/1/2004	160,000	80,000	N/A	$27.86	10/01/2014	0	0	0	0
	10/3/2005	80,000	160,000		$35.94	10/03/2015
	11/3/2006	0	282,400		$36.72	11/03/2016
John M. Duffey	10/3/2002	37,288	0	N/A	$7.36	10/03/2012	0	0	0	0
	10/3/2003	105,408	0		$9.20	10/03/2013
	10/1/2004	60,000	30,000		$27.86	10/01/2014
	10/3/2005	30,000	60,000		$35.94	10/03/2015
	11/3/2006	0	78,200		$36.72	11/03/2016
Dominick M. Quinn	10/03/2002	195,760	0	N/A	$7.36	10/03/2012	0	0	0	0
	02/28/2003	9,600	0		$8.39	02/28/2013
	10/03/2003	31,832	0		$9.20	10/03/2013
	10/01/2004	60,000	30,000		$27.86	10/01/2014
	10/03/2005	30,000	60,000		$35.94	10/03/2015
	11/03/2006	0	104,300		$36.72	11/03/2016
Hiroshi Uchida	10/03/2003	29,552	0	N/A	$9.20	10/03/2013	0	0	0	0
	10/01/2004	60,000	30,000		$27.86	10/01/2014
	10/03/2005	30,000	60,000		$35.94	10/03/2015
	11/03/2006	0	82,500		$36.72	11/03/2016
Mark Wolsey-Paige	10/01/2004	60,000	30,000	N/A	$27.86	10/01/2014	0	0	0	0
	10/03/2005	30,000	60,000		$35.94	10/03/2015
	11/03/2006	0	82,500		$36.72	11/03/2016

Options granted in 2002 were vested and exercisable 40% on January 1, 2003, with an additional 20% vesting and exercisable at the end of each of the first, second and third anniversaries of the grant date. Options granted in 2003 were vested and exercisable 40% on the respective grant dates, with an additional 20% vesting and becoming exercisable at the end of each of the first, second and third anniversaries of the grant dates. Approximately one-third of the options granted in 2004, 2005 and 2006 vest and become exercisable at the end of each of the first, second and third anniversaries of the grant date.

Option Exercises and Stock Vested in Fiscal 2006

	Option Awards		Stock Awards
(A)	(B)	(C)	(D)	(E)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James W.P. Reid-Anderson	512,940	$15,367,268	0	0
John M. Duffey	140,000	$4,539,202	0	0
Dominick M. Quinn	41,432	$1,216,902	0	0
Hiroshi Uchida	103,480	$3,352,137	0	0
Mark Wolsey-Paige	95,370	$2,919,754	0	0

Pension Benefits

The table below shows the present value of the named officer’s years of credited service and accumulated benefits under the Cash Balance Plan and Supplemental Pension Plan. Mr. Quinn is a participant in the German Pension Plan. The present values in the table are calculated using the interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

Pension Benefits for Fiscal 2006

(A)	(B)	(B)C)	(D)	(E)
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
James W.P. Reid-Anderson	Cash Balance Plan	10	$110,411	$0
	Supplemental Pension Plan(2)	10	$1,823,254	$0
John M. Duffey	Cash Balance Plan	11	$106,155	$0
	Supplemental Pension Plan	11	$223,866	$0
Dominick M. Quinn	German Pension Plan(3)	8	$1,272,228	$0
Hiroshi Uchida	Cash Balance Plan	9	$74,509	$0
	Supplemental Pension Plan	9	$257,297	$0
Mark Wolsey-Paige	Cash Balance Plan	15	$133,627	$0
	Supplemental Pension Plan	15	$237,608	$0

Footnotes:

(1)          The amounts in column (D) reflect the actuarial present value of the named officer’s benefits under the Cash Balance Plan and Supplemental Pension Plan using the interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and calculated as of the financial statement measurement date of September 30, 2006. The lump sum benefit payable from the Cash Balance Plan based on the terms of the Plan as of September 30, 2006 for each of the named officers is as follows: Mr. Reid-Anderson, $131,272; Mr. Duffey, $126,592; Mr. Uchida, $88,752; and Mr. Wolsey-Paige, $161,828. The lump sum benefit payable from the Supplemental Pension Plan based on the terms of the Plan as of September 30, 2006 for each of the named officers is as follows: Mr. Reid-Anderson, $2,083,768; Mr. Duffey, $256,615; Mr. Uchida, $294,604;  and Mr. Wolsey-Paige, $276,596.

(2)          For purposes of determining his benefit under the Supplemental Pension Plan Mr. Reid-Anderson’s benefit accrues as though he had provided two years of service for every one year of service that he actually provides.

(3)          At September 30, 2006, Mr. Quinn had an annual pension benefit accrued and payable from the German Pension Plan at age 65 of 100,176 Euro. Assuming a conversion rate of 0.7957 from Euros to United States dollars, Mr. Quinn had an annual pension benefit accrued and payable at age 65 of $125,896.

Non-Qualified Deferred Compensation for Fiscal 2006

(A) Name	(B) Executive Contributions in Last Fiscal Year ($)	(C) Registrant Contributions in Last Fiscal Year ($)(1)	(D) Aggregate Earnings in Last Fiscal Year ($)(2)	(E) Aggregate Withdrawals / Distributions ($)	(F) Aggregate Balance at Last Fiscal Year-End ($)
James W.P. Reid-Anderson	$203,319	$86,965	$57,610	$0	$1,547,276
John M. Duffey	$93,708	$26,013	$79,484	$0	$689,781
Dominick M. Quinn	N/A	N/A	N/A	N/A	N/A
Hiroshi Uchida	$69,967	$29,814	$52,034	$0	$512,374
Mark Wolsey-Paige	$147,906	$25,981	$143,365	$0	$1,040,817

Footnotes:

(1)          Company matching contributions to the Deferred Compensation Plan shown in column (C) of the table are also shown in All Other Compensation in the Summary Compensation Table and executive contributions to the Deferred Compensation Plan shown in column (B) of the table are also shown in Salary in the Summary Compensation Table.

(2)          The investment options available to the executive under the Deferred Compensation Plan are the same options available to all employees under the Savings Investment Plan. The table below shows the funds available under the Savings Investment Plan and Deferred Compensation Plan. The annual rate of return is for the calendar year ending December 31, 2006 as reported by the plan administrator.

Fund Name	Annual Rate of Return	Fund Name	Annual Rate of Return
FIDELITY BLUE CHIP GROWTH	5.54%	VANGUARD TARGET RETIREMENT 2005	8.23%
FIDELITY US EQUITY INDEX POOL	15.72%	VANGUARD TARGET RETIREMENT 2015	11.42%
SPARTAN US EQUITY INDEX	15.72%	VANGUARD TARGET RETIREMENT 2025	13.24%
VANGUARD WINDSOR II	18.37%	VANGUARD TARGET RETIREMENT 2035	15.24%
AMERICAN BEACON SMALL CAP VALUE	15.36%	VANGUARD TARGET RETIREMENT 2045	15.98%
FIDELITY SMALL CAP STOCK	12.37%	VANGUARD TARGET RETIREMENT INCOME	6.38%
AMERICAN FUNDS NEW PERSPECTIVE R5	20.21%	PIMCO TOTAL RETURN	3.99%
FIDELITY DIVERSIFIED INTERNATIONAL	22.52%	STABLE VALUE FUND	4.43%
VANGUARD EXTENDED MARKET INDEX	14.46%	FIDELITY BALANCED	11.65%

Potential Payments Upon Termination or Change in Control

Severance Agreements

The Company has entered into an agreement with each of the named executive officers with regard to their termination of employment providing for payment upon termination unless they are terminated for cause or resign. The terms of these agreements are based on competitive market data and are intended as an element of compensation designed to retain our executives.

With regard to the named executive officers other than Mr. Reid-Anderson, the agreements provide upon involuntary termination: 1) continuation of base salary for a period of 12 months from the date of termination in regular payroll installments; 2) a bonus equal to the target bonus in the year of termination, payable over 12 months from the date of termination in regular payroll installments; and 3) a bonus equal to the bonus the executive would have received had the executive remained employed for the entire bonus period (the amount to be determined by the Compensation Committee or the Board in good faith) prorated based on the number of days elapsed during the year through the date of termination.

The agreement also provides for continued participation in Company sponsored health plans for twelve months following the date of termination and for outplacement services.

All of the Executive Severance Agreements contain standard non-compete and non-solicitation provisions applicable to the period of the executive’s employment and for one year thereafter (two years in the case of Mr. Reid-Anderson). Receipt of severance is contingent upon signing a release of claims and not being in violation of the Executive Severance Agreement.

Change in Control Arrangements

With regard to change in control, the agreements with the named executive officers provide for enhanced benefits as an incentive for the officers to act in relation to potential mergers or acquisitions without regard to their employment security.

The Executive Severance Agreements with the named executive officers other than Mr. Reid-Anderson provide that if an involuntary termination occurs upon or within two years after or in anticipation of a change in control (as defined in the 2004 Incentive Compensation Plan as amended and restated effective May 3, 2007), the executive would be entitled to receive a lump sum payment within 30 days after involuntary termination, two times the annual base salary and two times the higher of the target bonus in the year of termination or the target bonus in the preceding year. In addition, the executive would be entitled to receive a bonus equal to the greater of 1) a bonus equal to the bonus that would have been paid had the executive remained employed for the entire bonus period or 2) the target bonus for the entire bonus period, in each case prorated on the number of days that have elapsed during the year through the date of termination. The executive would also be entitled to receive no later than 30 days after the involuntary termination the bonus, if any, for the preceding bonus period which was determined for the executive, to the extent that such bonus had not yet been paid, and if the bonus for such preceding period had not yet been determined prior to a change in control, the bonus for such preceding period would not be less that the greater of 1) the target bonus for such period or 2) the bonus calculated under such bonus plan and payable in accordance with normal Company policy.

Mr.  Reid-Anderson’s employment agreement as amended does not provide for any special payment upon change in control. However, it does provide that in the event that any additional compensation is deemed to be contingent upon a change in control and an excise tax imposed, he will be paid an additional amount such that he will receive a total payment equal to what he would have received if such excise tax were not imposed.

The agreements of the other named executive officers also provide for a “gross up” payment to the executive in the event that payments or distributions made to the executive as a result of change in control would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. The “gross up” payment would be made to the extent necessary to allow the executive to retain the same amount, net of taxes, that he would have retained had the excise tax not been triggered. However, if the payments and distributions owed under the agreement do not exceed 110% of the level that triggers the excise tax, those payments and distributions would be reduced to the level necessary to avoid the need for any additional gross up payments.

Upon change of control the terms of the 2004 Incentive Compensation Plan provide that, as of the date of a “change in control” as defined in that plan, any outstanding option will become fully exercisable and vested.

The following tables describe the potential payments to the named executive officers upon termination of employment or a change in control assuming such event occurred on December 31, 2006. Such named executive officers also participate in broad based plans such as group life insurance not set forth in the tables below.

Potential Payments to Mr. James W.P. Reid-Anderson Upon Termination of Employment or a Change In Control Assuming Such Event Occurred on December 31, 2006

(A)	(B)	(C)		(D)		(E)		(F)
Type of Benefit or Payment	Voluntary Termination (Resignation)	Termination Due to Disability		Involuntary Termination By the Company Without Cause or by the Executive with Good Reason(7)(8)		For Cause Termination(7)		Termination Due to Change in Control(8)(12)
Severance/Salary Replacement(1)	$0	$1,413,720		$4,039,200		$0		$4,039,200
Benefits Continuation	$0	$14,322	(5)	$196,473	(9)	$0		$196,473	(9)
Bonus for Year of Termination(2)	$1,872,720	$1,872,720		$1,872,720		$0		$1,872,720
Vested but Unexercised Stock Options(3)	$2,221,600	$2,221,600		$2,221,600		$0	(10)	$2,221,600
Option Acceleration	$0	$1,556,471	(6)	$1,556,471	(6)	$0		$2,447,816	(11)
Cash Balance Plan and Supplemental Pension Plan(4)	$2,277,329	$2,277,329		$2,277,329		$2,277,329		$2,277,329
Savings Investment Plan and Nonqualified Deferred Compensation Plan(4)	$1,777,139	$1,777,139		$1,777,139		$1,777,139		$1,777,139
Excise Parachute Tax Gross Up	N/A	N/A		N/A		N/A		$0

          (1) Severance payment for involuntary termination by the Company or change in control is equal to two times the sum of current base salary and target bonus. Long term disability pay is equal to an annual benefit of 70% of base pay plus target bonus at the time the disability commences.

          (2) Upon voluntary termination the bonus for the year of termination would only be payable if termination occurred on the last day of the year as the executive must be employed for the entire year in order to receive payment. In all other circumstances except for “For Cause” termination, Mr. Reid-Anderson is entitled to a pro-rated share of the bonus he would have received for the year of termination.

          (3) Represents the value of approximately 240,000 vested, but unexercised, stock options using the closing price of Dade Bering common stock on December 29, 2006 (i.e., $39.81 per share).

          (4) Represents the balance of Benefits payable under these plans.

          (5) If employee is determined to be eligible for long term disability benefits, medical benefits continue during disability and company paid life insurance continues for two years from beginning of disability. Amount represents annual premiums for medical and life insurance.

          (6) Upon termination due to disability, or “not for cause” or by the executive for a good reason, Mr. Reid-Anderson will be entitled to accelerated vesting on a portion of his unvested options. For purposes of determining the number of exercisable options, termination of employment shall be deemed to have occurred immediately after the next succeeding vesting date (i.e., Mr. Reid-Anderson will vest in an additional tranche of stock options.). Accordingly, vesting would be accelerated on approximately 254,133 stock options (exercise price for these stock options ranges from $27.86 to $36.72). Stock options generally must be exercised within six months of termination of employment or 12 months  after death or disability or they  will expire. Stock price was determined using the closing price of Dade Bering common stock on December 29, 2006 (i.e., $39.81 per share)

          (7) “Cause” as defined in the executive’s agreement.

          (8) Amounts payable upon involuntary termination or change in control are payable to the estate of the executive if death occurs subsequent to termination of employment and prior to the full payment of benefits.

          (9) Mr. Reid-Anderson will receive an annual car allowance of $24,000, legal assistance and financial planning allowances of $16,388, home leave allowance of $48,016 and health care benefits of $9,832 for 2 years following termination of employment.

    (10) Upon termination “for cause”, all options granted to the participant automatically expire unless the Committee determines otherwise.

    (11) In the event of change in control vesting is accelerated on all unvested options. Vesting would be accelerated on approximately 522,400 stock options (exercise price for these stock options ranges from $27.86 to $36.72). Stock price was determined using the closing price of Dade Bering common stock on December 29, 2006 (i.e., $39.81 per share).

    (12) In the event Mr. Reid-Anderson remains employed following a change in control, the only amount payable will be “Vested but Unexercised Stock Options” and “Option Acceleration”.

Potential Payments to Mr. John Duffey upon Termination of Employment or Change in Control Assuming Such Event Occurred on December 31, 2006

(A)	(B)	(C)		(D)		(E)		(F)
Type of Benefit or Payment	Voluntary Termination (Resignation)	Termination Due to Disability		Involuntary Termination By the Company Without Cause or by the Executive with Good Reason(8)(9)		For Cause Termination(9)		Termination Due to Change in Control(8)(13)
Severance/Salary Replacement(1)	$0	$300,000	(5)	$794,325		$0		$1,588,650
Benefits Continuation	$0	$11,574	(6)	$9, 832	(10)	$0		$19,664	(10)
Outplacement	$0	$0		$15,000		$0		$15,000
Bonus for Year of Termination(2)	$481,497	$481,497		$481,497		$0		$481,497
Vested but Unexercised Stock Options(3)	$5,269,634	$5,269,634		$5,269,634		$0	(11)	$5,269,634
Option Acceleration	$0	$0		$132,073	(7)	$0		$832,338	(12)
Cash Balance Plan and Supplemental Pension Plan(4)	$395,330	$395,330		$395,330		$395,330		$395,330
Savings Investment Plan and Nonqualified Deferred Compensation Plan(4)	$1,067,350	$1,067,350		$1,067,350		$1,067,350		$1,067,350
Excise Parachute Tax Gross Up	N/A	N/A		N/A		N/A		$0

          (1) Severance payment includes annual base salary plus target bonus. For involuntary termination the amount paid is one times annual base pay and  target bonus. For a Change in Control the amount paid is two times annual base pay and  target bonus. Long Term Disability pay is equal to an annual benefit of 70% of benefit eligible pay at the time the disability commences and is capped under the terms of the Company policy at $300,000 per year.

          (2) Upon voluntary termination the bonus for the year of termination would only be payable if termination occurred on the last day of the year as the executive must be employed for the entire year in order to receive payment. In all other circumstances except for “For Cause” termination, Mr. Duffey is entitled to a pro-rated share of the bonus he would have received for the year of termination.

          (3) Represents the value of approximately 232,696 vested, but unexercised, stock options using the closing price of Dade Bering common stock on December 29, 2006 (i.e., $39.81 per share).

          (4) Represents the balance of Benefits payable under these plans.

          (5) This amount shows the insured disability benefits. The Company pays the premium for 60% salary replacement level and the executive pays for an additional 10% coverage level.

          (6) If employee is determined to be eligible for long term disability benefits, medical benefits continue during disability and company paid life insurance continues for two years from beginning of disability. Amounts represent annual premiums for medical and life insurance.

          (7) Mr. Duffey will vest in a pro-rated number of unvested options based on the number of months that he has worked since the awards were granted to him. As a result, vesting is accelerated on approximately 19,344 stock options (exercise price for these options ranges from $9.20 to $35.94). Stock options must be exercised within six months of termination of employment or they expire.

          (8) Amounts payable upon involuntary termination or change in control are payable to the estate of the executive if death occurs subsequent to termination of employment and prior to the full payment of benefits.

          (9) “For Cause” as defined in the Executive Severance Plan.

    (10) Mr. Duffey will receive health care benefits of $9,832 for 12 months following termination of employment upon involuntary termination without cause and for 24 months in the event of termination upon change in control.

    (11) Upon termination “for cause” all options granted to the participant will automatically expire unless the committee determines otherwise.

    (12) Mr. Duffey will vest in approximately 168,200 stock options using the closing price of Dade Bering common stock on December 29, 2006 (i.e., $39.81 per share)(ranges from $27.86 to $36.72).

    (13) In the event Mr. Duffey remains employed following a change in control, the only amount payable will be “Vested but Unexercised Stock Options” and “Option Acceleration”.

Potential Payments to Mr. Donal Quinn Upon Termination of Employment or Change in Control Assuming Such Event Occurred on December 31, 2006

(A)	(B)	(C)	(D)		(E)		(F)
Type of Benefit or Payment	Voluntary Termination (Resignation)	Termination Due to Disability	Involuntary Termination by the Company Without Cause or by the Executive with Good Reason(8)(9)		For Cause Termination(9)		Termination Due to Change in Control(8)(12)
Severance/Salary Replacement(1)	$0	$0	$1,087,870		$0		$2,175,740
Medical Benefits Continuation	$0	$0	$3,981	(6)	$0		$7,962	(6)
Outplacement	$0	$0	$15,000		$0		$15,000
Bonus for Year of Termination(2)	$722,657	$722,657	$722,657		$0		$722,657
Vested but Unexercised Stock Options(3)	$8,461,522	$8,461,522	$8,461,522		$0	(10)	$8,461,522
Option Acceleration	$0	$0	$136,553	(7)	$0		$912,987	(11)
German Pension Plan(4)	(4)	(4)	(4)		(4)		(4)
Cash Balance Plan and Supplemental Pension Plan(5)	N/A	N/A	N/A		N/A		N/A
Savings Investment Plan and Nonqualified Deferred Compensation Plan(5)	N/A	N/A	N/A		N/A		N/A
Excise Parachute Tax Gross Up	N/A	N/A	N/A		N/A		$0

          (1) Severance payment for involuntary termination by the Company is equal to one times the sum of current base salary and target bonus. For change in control the severance amount is equal to two times the sum of current base salary and target bonus.

          (2) Upon voluntary termination the bonus for the year of termination would only be payable if termination occurred on the last day of the year as the executive must be employed for the entire year in order to receive payment. In all other circumstances except for “For Cause” termination, Mr. Quinn is entitled to a pro-rated share of the bonus he would have received for the year of termination.

          (3) Represents the value of approximately 327,192 vested, but unexercised stock options using the closing price of Dade Bering common stock on December 29, 2006 (i.e., $39.81 per share).

          (4) Pension Benefits in Germany can only be paid in an annuity form. Mr. Quinn’s age 65 accrued annual pension benefit as of December 31, 2006 was 103,198 Euros ($129,679). This benefit payable under the plan is also reflected in the Pension Benefit Table.

          (5) Mr. Quinn is not eligible to participate in the Savings and Investment Plans and the Cash Balance Plans in the U.S.

          (6) Mr. Quinn will receive health care benefits of $3,981 for 12 months following termination of employment upon involuntary termination without cause and for 24 months in the event of termination upon change in control.

          (7) Mr. Quinn will vest in a pro-rated number of unvested options based on the number of months that he has worked since the awards were granted to him. As a result, vesting is accelerated on approximately 20,794 stock options (exercise price for these options ranges from $27.86 to $36.72). Stock options must be exercised within six months of termination of employment or they expire.

          (8) Amounts payable upon involuntary termination or change in control are payable to the estate of the executive if death occurs subsequent to termination of employment and prior to the full payment of benefits.

          (9) “For Cause” as defined in the Executive Severance Plan

    (10) Upon termination “for cause”, all options granted to the participant automatically expire unless the committee determines otherwise.

    (11) Mr. Quinn will vest in approximately 194,300 stock options using the closing price of Dade Bering common stock on December 29, 2006 (i.e., $39.81 per share)(exercise price for these stock options ranges from $27.86 to $36.72).

    (12) In the event Mr. Quinn remains employed following a change in control, the only amount payable will be “Vested but Unexercised Stock Options” and “Option Acceleration”.

Potential Payments to Mr. Hiroshi Uchida upon Termination of Employment or Change in Control Assuming Such Event Occurred on December 31, 2006 (Mr. Uchida resigned effective January 15, 2007).

(A)	(B)	(C)		(D)		(E)		(F)
Type of Benefit or Payment	Voluntary Termination (Resignation)	Termination Due to Disability		Involuntary Termination By the Company Without Cause or by the Executive with Good Reason(8)(9)		For Cause Termination(9)		Termination Due to Change in Control(8)(13)
Severance/Salary Replacement(1)	$0	$300,000	(5)	$847,875		$0		$1,695,750
Medical Benefits Continuation	$0	$11,816	(6)	$9,832	(10)	$0		$19,664	(10)
Outplacement	$0	$0		$15,000		$0		$15,000
Bonus for Year of Termination(2)	$513,958	$513,958		$513,958		$0		$513,958
Vested but Unexercised Stock Options(3)	$1,737,687	$1,737,687		$1,737,687		$0	(11)	$1,737,687
Option Acceleration	$0	$0		$132,811	(7)	$0		$845,625	(12)
Cash Balance Plan and Supplemental Pension Plan(4)	$395,975	$395,975		$395,975		$395,975		$395,975
Savings Investment Plan and Nonqualified Deferred Compensation Plan(4)	$646,345	$646,345		$646,345		$646,345		$646,345
Excise Parachute Tax Gross Up	N/A	N/A		N/A		N/A		$0

          (1) Severance payment includes annual base salary plus target bonus. For involuntary termination the amount paid is one times annual base pay and target bonus. For a Change in Control the amount paid is two times annual base pay and target bonus. Long Term Disability pay is equal to an annual benefit of 70% of benefits eligible pay at the time the disability commences and is capped under the terms of the Company policy at $300,000 per year.

          (2) Upon voluntary termination the bonus for the year of termination would only be payable if termination occurred on the last day of the year as the executive must be employed for the entire year in order to receive payment. In all other circumstances except for “For Cause” termination, Mr. Uchida is entitled to a pro-rated share of the bonus he would have received for the year of termination.

          (3) Represents the value of approximately 755,160 vested, but unexercised, stock options using the closing price of Dade Bering common stock on December 29, 2006 (i.e., $39.81 per share).

          (4) Represents the balance of Benefits payable under these plans.

          (5) This amount shows the insured disability benefits. The Company pays the premium for 60% salary replacement level and the executive pays for an additional 10% coverage level.

          (6) If employee is determined to be eligible for long term disability benefits, medical benefits continue during disability and company paid life insurance continues for two years from beginning of disability. The amount represents annual premiums for medical and life insurance.

          (7) Mr. Uchida will vest in a pro-rated number of unvested options based on the number of months that he has worked since the awards were granted to him. As a result, vesting is accelerated on approximately 19,583 stock options (exercise price for these options ranges from $27.86 to $36.72). Stock options must be exercised within six months of termination of employment or they expire.

          (8) Amounts payable upon involuntary termination or change in control are payable to the estate of the executive if death occurs subsequent to termination of employment and prior to the full payment of benefits.

          (9) “For Cause” as defined in the Executive Severance Plan.

    (10) Mr. Uchida will receive health care benefits of $9,832 for 12 months following termination of employment upon involuntary termination without cause and for 24 months in the event of termination upon change in control.

    (11) Upon termination “for cause”, all options granted to the participant automatically expire unless the committee determines otherwise.

    (12) Mr. Uchida will vest in approximately 172,500 stock options using the closing price of Dade Bering common stock on December 29, 2006 (i.e., $39.81 per share)(exercise price for these stock options ranges from $9.20 to $35.94).

    (13) In the event Mr. Uchida had remained employed following a change in control, the only amount payable would have been “Vested but Unexercised Stock Options” and “Option Acceleration”.

Potential Payments to Mr. Mark Wolsey-Paige upon Termination of Employment or Change in Control Assuming Such Event Occurred on December 31, 2006

(A)	(B)	(C)		(D)		(E)		(F)
Type of Benefit or Payment	Voluntary Termination (Resignation)	Termination Due to Disability		Involuntary Termination By the Company Without Cause or by the Executive with Good Reason(8)(9)		For Cause Termination(9)		Termination Due to Change in Control(8)(13)
Severance/Salary Replacement(1)	$0	$300,000	(5)	$758,625		$0		$1,517,250
Medical Benefits Continuation	$0	$14,009	(6)	$12,490	(10)	$0		$24,980	(10)
Outplacement	$0	$0		$15,000		$0		$15,000
Bonus for Year of Termination(2)	$503,944	$503,944		$503,944		$0		$503,944
Vested but Unexercised Stock Options(3)	$833,100	$833,100		$833,100		$0	(11)	$833,100
Option Acceleration	$0	$0		$132,811	(7)	$0		$845,625	(12)
Cash Balance Plan and Supplemental Pension Plan(4)	$452,074	$452,074		$452,074		$452,074		$452,074
Savings Investment Plan and Nonqualified Deferred Compensation Plan(4)	$1,327,948	$1,327,948		$1,327,948		$1,327,948		$1,327,948
Excise Parachute Tax Gross Up	N/A	N/A		N/A		N/A		$0

          (1) Severance payment includes annual base salary plus target bonus. For involuntary termination the amount paid is one times annual base pay and target bonus. For a Change in Control the amount paid is two times annual base pay and target bonus. Long Term Disability pay is equal to an annual benefit of 70% of benefits eligible pay at the time the disability commences and is capped under the terms of the Company policy at $300,000 per year.

          (2) Upon voluntary termination the bonus for the year of termination would only be payable if termination occurred on the last day of the year as the executive must be employed for the entire year in order to receive payment. In all other circumstances except for “For Cause” termination, Mr. Wolsey-Paige is entitled to a pro-rated share of the bonus he would have received for the year of termination.

          (3) Represents the value of approximately 90,000 vested, but unexercised, stock options using the closing price of Dade Bering common stock on December 29, 2006 (i.e., $39.81 per share).

          (4) Represents the balance of Benefits payable under these plans.

          (5) This amount shows the insured disability benefits. The Company pays the premium for 60% salary replacement level and the executive pays for an additional 10% coverage level.

          (6) If employee is determined to be eligible for long term disability benefits, medical benefits continue during disability and company paid life insurance continues for two years from beginning of disability. The amount represents annual premiums for medical and life insurance.

          (7) Mr. Wolsey-Paige will vest in a pro-rated number of unvested options based on the number of months that he has worked since the awards were granted to him. As a result, vesting is accelerated on approximately 19,583 stock options (exercise price for these options ranges from $27.86 to $36.72). Stock options must be exercised within six months of termination of employment or they expire.

          (8) Amounts payable upon involuntary termination or change in control are payable to the estate of the executive if death occurs subsequent to termination of employment and prior to the full payment of benefits.

          (9) “For Cause” as defined in the Executive Severance Plan.

    (10) Mr. Wolsey-Paige will receive health care benefits of $12,490 for 12 months following termination of employment upon involuntary termination without cause and for 24 months in the event of termination upon change in control.

    (11) Upon termination “for cause”, all options granted to the participant automatically expire unless the committee determines otherwise.

    (12) Mr. Wolsey-Paige will vest in approximately 172,500 stock options using the closing price of Dade Behring common stock on December 29, 2006 (i.e. $39.81 per share) (exercise price for these options ranges from $9.20 to $35.94).

    (13) In the event Mr. Wolsey-Paige remains employed following a change in control, the only amount payable will be “Vested but Unexercised Stock Options” and “Option Acceleration”.

SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS

Any shareholder who intends to present a proposal at Dade Behring’s annual meeting of shareholders to be held in 2008 and who wishes to have the proposal included in Dade Behring’s proxy statement for that meeting must deliver the proposal to Louise S. Pearson, the Corporate Secretary, by no later than November 6, 2007. All proposals must satisfy the rules and regulations of the Securities and Exchange Commission to be eligible for inclusion in the proxy statement.

Shareholders may present proposals that are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the shareholder must comply with the procedures specified in Dade Behring’s bylaws. The bylaws require all shareholders who intend to make proposals at an annual meeting to submit their proposals to the Corporate Secretary not fewer than 90 and not more than 120 days before the anniversary date of the previous year’s annual meeting.

The bylaws also provide that nominations for director may only be made by the Board of Directors (or an authorized board committee) or by a shareholder entitled to vote who sends notice to Dade Behring not fewer than 90 nor more than 120 days before the anniversary date of the previous year’s annual meeting and complies with the procedures and requirements specified in Dade Behring’s bylaws.

To be eligible for consideration at the 2008 annual meeting, proposals which have not been submitted by November 6, 2007 and nominations for director must be received by the Corporate Secretary between January 3, 2008 and February 2, 2008. This advance notice period is intended to allow all shareholders to have an opportunity to consider all business and nominees expected to be considered at the meeting.

All submissions to, or requests from, the Corporate Secretary should be made to Dade Behring’s principal executive offices at 1717 Deerfield Road, Deerfield, Illinois 60015-0778. A copy of Dade Behring’s bylaws is available, without charge, upon written request to the Corporate Secretary at that address and on Dade Behring’s Web site at www.dadebehring.com.

ANNUAL REPORT ON FORM 10-K

Dade Behring’s Annual Report on Form 10-K, including exhibits, is available on Dade Behring’s Web site at www.dadebehring.com. Dade Behring will furnish without charge, upon the written request of any person who is a shareholder or a beneficial owner of common stock of Dade Behring Holdings, Inc., a copy of Dade Behring’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for our most recent fiscal year but not including exhibits. Requests should be directed to the attention of Investor Relations at Dade Behring’s principal executive offices at 1717 Deerfield Road, Deerfield, Illinois 60015-0778 or as directed on our Web site.

* * *

By Order of the Board of Directors
Louise S. Pearson Vice President and Corporate Secretary
March 26, 2007

Appendix A

DADE BEHRING
2004 INCENTIVE COMPENSATION PLAN

(as Amended and Restated Effective May 3, 2007 )

SECTION 1. PURPOSE

The purpose of this Dade Behring 2004 Incentive Compensation Plan (the “Plan”) is to attract, retain and motivate employees, officers and directors of Dade Behring Holdings, Inc. (the “Company”) and its Subsidiaries (individually or collectively, “Employer”) by providing them the opportunity to acquire a proprietary interest in the Company or other incentives and to align their interests and efforts to the interests of the Company’s stockholders. The Plan is intended to permit the grant of Awards that constitute “qualified performance-based compensation” under section 162(m) of the Code.

SECTION 2. DEFINITIONS

Certain terms used in this Plan have the meanings set forth in Appendix I.

SECTION 3. ELIGIBILITY

The Committee may grant an Award to any employee, officer or director of the Company or a Subsidiary whom the Committee from time to time selects.

SECTION 4. SHARES SUBJECT TO THE PLAN

4.1          Aggregate Shares

The number of shares of Common Stock issued under this Plan shall not exceed, in the aggregate, fourteen million three hundred thousand (14,300,000) shares of Common Stock (as such number is adjusted pursuant to Section 15 hereof). Common Stock to be issued with respect to Awards may be either authorized and unissued shares, treasury shares, or a combination thereof.

4.2          Limitations

Subject to adjustment as provided in Section 15, the number of shares of Common Stock issued under this Plan with respect to Restricted Stock, Stock Units, Performance Shares, Performance Units and Stock Appreciation Rights shall not exceed one million (1,000,000) shares of Common Stock. Subject to adjustment as provided in Section 15, no Participant shall be eligible to receive in any one calendar year Awards relating to more than five hundred thousand (500,000) shares of Common Stock.

4.3          Share Usage

Shares of Common Stock covered by an Award shall not be counted as used unless and until they are actually issued and delivered to a Participant. If any Award lapses, expires, terminates or is canceled prior to the issuance of shares of Common Stock hereunder or if shares of Common Stock are issued under this Plan to a Participant and thereafter are forfeited to or otherwise reacquired by the Company, the shares of Common Stock subject to such Awards and the forfeited or reacquired shares of Common Stock shall again be available for issuance under the Plan.  The number of shares of Common Stock available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares or credited as additional Restricted Stock, Stock Units, Performance Stock, Performance Units or Stock Appreciation Rights. Notwithstanding the foregoing, for purposes of the last sentence of Section 4.2, any such shares of Common Stock shall be counted in accordance with the requirements of section 162(m) of the Code.

Substitute Awards shall not reduce the number of shares authorized for issuance under the Plan. In the event that an Acquired Entity has shares available for awards or grants under one or more preexisting plans not adopted in contemplation of such acquisition or combination, then, to the extent determined by the Board or the Committee, the shares available for grant pursuant to the terms of such preexisting plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to holders of common stock of the entities are parties to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock authorized for issuance under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of such preexisting plans, absent the acquisition or combination, and shall only be made to individuals who were not employees or non-employee directors of the Employer prior to such acquisition or combination.

SECTION 5. AWARDS

5.1          Form, Grant and Settlement of Awards

The Committee shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under this Plan. Such Awards may be granted either alone, in addition to, or in tandem with, any other type of Award. Any Award settlement may be subject to such conditions, restrictions and contingencies, as the Committee shall determine.

5.2          Evidence of Awards

Awards granted under the Plan shall be evidenced by a written (including electronic) instrument that shall contain such terms, conditions, limitations and restrictions as the Committee shall deem advisable and that are not inconsistent with this Plan.

5.3          Deferrals

The Committee may permit a Participant to defer receipt of the payment of any Award. If any such deferral election is permitted, the Committee, in its sole discretion, shall establish rules and procedures for such payment deferrals, which may include provisions for the payment or crediting of interest or dividend equivalents or converting such credits to deferred share unit equivalents.

Notwithstanding any provision in the Plan or any Award to the contrary, the Company may, at any time and without participant consent, modify the terms of the Plan or any Award as it determines appropriate to avoid or mitigate the imposition of additional taxes under section 409A of the Code. To the extent deemed appropriate by the Committee, the Plan shall be interpreted and construed in such a manner to avoid the imposition of additional taxes under section 409A of the Code.

SECTION 6. OPTIONS

6.1          Grant of Options

The Committee may grant Options. Options granted are not intended to be “incentive stock options” within the meaning of section 422A of the Code.

6.2          Option Exercise Price

The exercise price for a share of Common Stock purchased under an Option shall not be less than 100% of the Fair Market Value of a share of Common Stock for the date of grant, except in the case of Substitute Awards.

6.3          Term of Options

Subject to earlier termination in accordance with the terms of this Plan and the instrument evidencing the Option, the maximum term of an Option shall be ten years from the date of grant.

6.4          Exercise of Options

The Committee shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, any of which provisions may be waived or modified by the Committee at any time. To the extent an Option has vested and become exercisable, the Option may be exercised in whole or in part from time to time prior to its expiration by delivery to the Company of a properly executed stock option exercise agreement or notice, in a form and in accordance with procedures established by the Committee, setting forth the number of shares of Common Stock with respect to which the Option is being exercised, the restrictions imposed on the shares of Common Stock purchased under such exercise agreement, if any, and such representations and agreements as may be required by the Committee, accompanied by payment in full as described in Section 6.5.

6.5          Payment of Exercise Price

The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares of Common Stock purchased. Such consideration must be paid before the Company will issue the shares of Common Stock being purchased and must be in a form or a combination of forms acceptable to the Committee for that purchase, which forms may include: (i) cash or its equivalent (e.g., by check), (ii) other shares of Common Stock (by either actual delivery of Common Stock or by attestation—presenting satisfactory proof of beneficial ownership of such Common Stock, in the amount or value equal to the product of the Option exercise price multiplied by the number of shares of Common Stock to be acquired plus the amount of any additional federal, state and local taxes required to be withheld by reason of the exercise of the Option, (iii) by a “cashless exercise” through a third party, or (iv) such other consideration as the Committee may permit.

6.6          Post-Termination Exercise

The Committee shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service, any of which provisions may be waived or modified by the Committee at any time. If not so established in the instrument evidencing the Option, the Option shall be exercisable according to the following terms and conditions, which may be waived or modified by the Committee at any time:

(a)          Any portion of an Option that is not vested and exercisable on the date of a Participant’s Termination of Service shall expire on such date.

(b)         Any portion of an Option that is vested and exercisable on the date of a Participant’s Termination of Service shall expire on the earliest to occur of:

(i)             if the Participant’s Termination of Service occurs for reasons other than Cause, Disability or death, the date that is ninety days after the date of such Termination of Service;

(ii)         if the Participant’s Termination of Service occurs by reason of Disability or death, the date that is six months after the date of such Termination of Service; effective for Options issued subsequent to May 3, 2007, the date that is twelve months after the date of such Termination of Service;

(iii)     the last day of the maximum term of the Option (the “Option Expiration Date”); and

(iv)       the date provided in Section 15.2 below.

Notwithstanding the foregoing, if a Participant dies after his or her Termination of Service but while an Option is otherwise exercisable, the portion of the Option that is vested and exercisable on the date of such Termination of Service shall expire upon the earlier to occur of (y) the Option Expiration Date and (z) the six month anniversary of the date of death, (effective for Options issued subsequent to May 3, 2007, the date that is twelve months after the date of death) unless the Committee determines otherwise.

Also notwithstanding the foregoing, in case a Participant’s Termination of Service occurs for Cause, all Options granted to the Participant shall automatically expire upon first notification to the Participant of such termination, unless the Committee determines otherwise. If a Participant’s employment or service relationship with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant’s rights under any Option shall likewise be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after a Participant’s Termination of Service, any Option then held by the Participant may be immediately terminated by the Committee, in its sole discretion.

SECTION 7. RESTRICTED STOCK AND STOCK UNITS

7.1          Grant of Restricted Stock and Stock Units

The Committee may grant Restricted Stock and Stock Units on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any (which may be based on continuous service with the Company or a Subsidiary or the achievement of any performance criteria), as the Committee shall determine in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award.

7.2          Issuance of Shares; Settlement of Awards

Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to Restricted Stock or Stock Units, or upon a Participant’s release from any terms, conditions and restrictions of Restricted Stock or Stock Units, as determined by the Committee, and subject to the provisions of Section 11, (a) the shares of Restricted Stock covered by each Award of Restricted Stock shall become freely transferable by the Participant, and (b) Stock Units shall be paid in shares of Common Stock or, if set forth in the instrument evidencing the Awards, in a combination of cash and shares of Common Stock as the Committee shall determine in its sole discretion. Any fractional shares subject to such Awards shall be paid to the Participant in cash.

7.3          Dividends and Distributions

Participants holding shares of Restricted Stock or Stock Units may, if the Committee so determines, be credited with dividends paid with respect to the underlying shares of Common Stock or dividend equivalents while they are so held in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, shares of Common Stock, Restricted Stock or Stock Units.

7.4          Waiver of Restrictions

Notwithstanding any other provisions of this Plan, the Committee, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any Restricted Stock or

Stock Unit under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate.

SECTION 8. PERFORMANCE STOCK AND PERFORMANCE UNITS

8.1          Grant of Performance Stock

The Committee may grant Awards of Performance Stock and designate the Participants to whom Performance Stock is to be awarded and determine the number of shares of Performance Stock, the length of the performance period and the other terms and conditions of each such Award. Each Award of Performance Stock shall entitle the Participant to a payment in the form of Common Stock, cash or a combination, as the Committee may determine, upon the attainment of performance criteria and other terms and conditions specified by the Committee. Notwithstanding the satisfaction of any performance criteria, the number of shares to be issued or the amount of cash to be paid under an Award of Performance Stock may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.

8.2          Grant of Performance Units

The Committee may grant Awards of Performance Units and designate the Participants to whom Performance Units are to be awarded and determine the number of Performance Units, the length of the performance period and the terms and conditions of each such Award. Each Award of Performance Units shall entitle the Participant to a payment in the form of Common Stock, cash or a combination, as the Committee may determine, upon the attainment of performance criteria and other terms and conditions specified by the Committee. Notwithstanding the satisfaction of any performance criteria, the number of shares to be issued or the amount of cash to be paid under an Award of Performance Units may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.

SECTION 9. CASH-BASED AWARDS

The Committee may grant other incentives payable in cash under this Plan as it determines appropriate. Cash awards may be subject to terms and conditions, which may vary from time to time and among Participants, as the Committee deems appropriate. The maximum amount of a cash award which may be granted to a Participant during any calendar year under this Plan shall not be greater than five million dollars ($5,000,000). Payment of cash awards under this Plan will normally depend on meeting Performance Goals.

SECTION 10. STOCK APPRECIATION RIGHTS

10.1   Grant of Stock Appreciation Rights

The Committee may grant Stock Appreciation Rights to Participants on such terms and conditions as the Committee shall determine in its sole discretion, which terms and conditions shall be set forth in the instrument evidencing the Award. The Committee shall determine in its sole discretion the number of shares of Common Stock subject to Stock Appreciation Rights granted. A Stock Appreciation Right may be granted in tandem with an Option or other Award or alone (“freestanding”). The grant price of a tandem Stock Appreciation Right shall be equal to the exercise price of the related Option, and the grant price of a freestanding Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant. A Stock Appreciation Right may be exercised upon such terms and conditions and for such term as the Committee determines in its sole discretion; provided, however, that, subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Stock Appreciation Right, the term of a Stock Appreciation Right shall not exceed ten years from the date of grant.

10.2   Payment of Stock Appreciation Rights Amount

Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive payment in an amount determined by multiplying:  (a) the difference between the Fair Market Value of a share of the Common Stock on the date of exercise over the grant price by (b) the number of shares of Common Stock with respect to which the Stock Appreciation Right is exercised. At the discretion of the Committee as set forth in the instrument evidencing the Award, the payment upon exercise of a Stock Appreciation Right may be in cash, in shares of Common Stock, in some combination thereof or in any other manner approved by the Committee in its sole discretion.

SECTION 11. PERFORMANCE GOALS

11.1   Awards Subject to Performance Goals

Awards of Restricted Stock, Stock Units, Performance Shares, Performance Units, Cash- Based Awards, Stock Appreciation Rights, Options and other Awards made pursuant to this Plan may be made subject to such criteria and objectives as may be established by the Committee, which shall be satisfied or met (i) as a condition to the exercisability of all or a portion of an Option, (ii) as a condition to the grant of an Award, or (iii) as a condition to the Participant’s receipt of the shares of Common Stock or cash subject to such Award. In the case of an Award that is intended to qualify as “qualified performance-based compensation” under section 162(m) of the Code, such performance goals may include any or all of the following or any combination thereof:  net income (earnings less interest and taxes); earnings before interest, taxes, depreciation, amortization and non-recurring and non-cash charges (or any combination thereof); gross margin; operating margin; revenue growth; net cash flow (EBITDA less capital spending, taxes paid, one-time nonrecurring items such as restructuring cost and adjusted for the change in the managed capital base which includes trade account receivable, net inventory, pre-paids, accounts payable and accrued liabilities and other operating related cash inflows and outflows) or other cash flow(s) including operating cash flows, free cash flow, discounted cash flow return on investment and cash flow in excess of cost of capital (or any combination thereof); earnings or operating earnings per share (primary or fully diluted); economic value added; cash-flow return on investment; income (pre-tax or net); total shareholder return; return on investment; return on equity; return on assets; return on sales; return on invested capital,  the attainment by a share of Common Stock of a specified Fair Market Value for a specified period of time; an increase in the Fair Market Value of a share of Common Stock; customer satisfaction metrics; regulatory compliance metrics; revenue; net operating profits after taxes; debt to equity ratio; price/earnings ratio; market share; expense ratios; expense reduction; completion of key projects; any individual performance objective measured solely in terms of quantitative targets related to the Company, the Employer or the Employer’s business; or any increase or decrease of one or more of the forgoing over a specified period (the “Performance Goals”). Performance Goals may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time. The Committee shall have absolute discretion to reduce the amount of the Award payable to any Participant for any period below the maximum Award determined based on the attainment of Performance Goals, and the Committee may decide not to pay any such Award to a Participant for a period, based on such criteria, factors and measures as the Committee in its sole discretion may determine, including but not limited to individual performance or impact and financial and other performance or financial criteria of the Company, a Subsidiary or other business unit in addition to Performance Goals.

11.2   Use and Calculation of Performance Goals

Performance Goals may relate to the performance of the Company, the Employer, any portion of the business, product line, or any combination thereof, relative to a market index, a group of other companies (or their subsidiaries, business units or product lines), or a combination thereof, all as determined by the Committee. If the Committee desires that compensation payable pursuant to any Award subject to

Performance Goals be “qualified performance-based compensation” within the meaning of section 162(m) of the Code, the Performance Goals (i) shall be established by the Committee no later than the end of the first 90 days of the performance period or period of restriction, as applicable (or such other time prescribed by the Internal Revenue Service) and (ii) shall satisfy all other applicable requirements imposed by Treasury Regulations promulgated under section 162(m) of the Code, including the requirement that such Performance Goals be stated in terms of an objective formula or standard and the Committee may not in any event increase the amount of compensation payable to a Participant upon the satisfaction of any Performance Goal. Each Award may provide for lesser payment in the event of partial fulfillment of Performance Goals.

SECTION 12. ADMINISTRATION

The Committee shall have the power, authority and discretion to administer this Plan and prescribe, amend and rescind rules and procedures governing the administration of this Plan, including but not limited to the full power, authority and discretion to: (a) select employees, officers or directors of the Employer to whom Awards may from time to time be granted under this Plan; (b) determine the type or types of Awards to be granted to each Participant under this Plan; (c) determine the number of shares of Common Stock to be covered by each Award granted under this Plan; (d) determine the terms and conditions of any Award granted under this Plan; (e) approve the forms of agreements for use under this Plan; (f) determine whether, to what extent and under what circumstances Awards may be settled in cash, shares of Common Stock or other property or canceled or suspended; (g) determine whether, to what extent and under what circumstances cash, shares of Common Stock, other property and other amounts payable with respect to an Award shall be deferred at the election of the Participant or the Committee; (h) interpret and administer this Plan and any instrument evidencing an Award or agreement entered into under this Plan; (i) establish such rules and regulations as it shall deem appropriate for the proper administration of this Plan; and (j) make any other determination and take any other action that the Committee deems necessary or desirable for administration of this Plan.

A majority of the Committee shall constitute a quorum. The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting. To the extent consistent with applicable law, the Committee in its sole discretion and on such terms and conditions as it may provide may delegate all or any part of its authority and power under the Plan to one or more directors or officers of the Company. All determinations, decisions, interpretations and other actions by the Committee and any delegate of the Committee shall be final, conclusive and binding on all persons and shall be given the maximum deference permitted by law.

Without amending this Plan, the Committee may grant Awards or other awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in this Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws or regulations or conform to the requirements to operate the Plan in a tax advantageous manner in other countries or jurisdictions in which the Employer operates or has employees.

SECTION 13. WITHHOLDING

The Employer may require the Participant to pay to the Employer the amount of (a) any taxes that the Employer is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or exercise of an Award (“tax withholding obligations”) and (b) any amounts due from the Participant to the Employer (“other obligations”). The Company shall not be required to issue any shares of Common Stock or otherwise settle an Award under the Plan until such tax withholding obligations and other obligations are satisfied.

The Committee may permit or require a Participant to satisfy all or part of the Participant’s tax withholding obligations and other obligations by (a) paying cash to the Employer, (b) having the Employer withhold an amount from any cash amounts otherwise due or to become due from the Employer to the Participant, (c) having the Employer withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested in the case of Restricted Stock) having a Fair Market Value equal to the tax withholding obligations and other obligations, or (d) surrendering a number of shares of Common Stock the Participant already owns having a value equal to the tax withholding obligations.

SECTION 14. ASSIGNABILITY

No Award or interest in an Award may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by a Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except to the extent the Participant designates one or more beneficiaries on a Company-approved form who may exercise the Award or receive payment under the Award after the Participant’s death. During a Participant’s lifetime, an Award may be exercised only by the Participant. Notwithstanding the foregoing, the Committee, in its sole discretion, may establish procedures and processes with regard to beneficiary designation including eliminating the ability to designate a beneficiary and may permit a Participant to assign or transfer an Award; provided, however, that any Award so assigned or transferred shall be subject to all the terms and conditions of the Plan and the instrument evidencing the Award.

SECTION 15. ADJUSTMENTS

15.1   Adjustment for Change in Common Stock

In the event of a reorganization, recapitalization, stock split, stock dividend, spin-off, combination, corporate exchange, merger, consolidation or other change in the Common Stock or any distribution to shareholders other than regular cash dividends or any transaction determined in good faith by the Committee to be similar to the foregoing, the Committee shall make appropriate equitable changes in the number and type of shares of Common Stock authorized by this Plan, the number and type of shares of Common Stock covered by outstanding Awards and the Option exercise price specified therein, if any, and the maximum number of shares of Common Stock for which Awards may be granted during a calendar year to a Participant. Subject to Section 15.2, if the Company consolidates with or merges into any entity or reclassifies or reorganizes its shares of Common Stock, or if there shall occur any share exchange or other similar extraordinary transaction, in each case pursuant to which all of the outstanding shares of Common Stock are converted into, exchanged or otherwise transferred for, stock or other securities, rights, options, assets, notes, cash or other property, then the Participants shall have the right thereafter to receive, upon exercise of their Options (at the same aggregate Option Price), the number of shares of stock and other securities, rights, options, assets, notes, cash and other property to which a holder of the number of shares of Common Stock into which the Option could have been exercised immediately prior to such event (without regard to any limitations on exercisability pursuant to this Plan) would have been entitled upon such transaction and the Company shall make lawful provision therefore as a part of such consolidation, merger, reclassification, reorganization, share exchange or other similar extraordinary transaction.

15.2   Change in Control

In connection with a Change in Control, the Committee will determine to what extent, if any, the Awards shall become cancelled subject to the satisfaction of the following condition:  each holder of

Awards, whether or not vested and exercisable, will be given a reasonable opportunity to exercise such rights prior to the consummation of a Change in Control and participate in such Change in Control as holders of Common Stock. Without limitation on the foregoing Participant right to exercise Awards prior to the Change in Control, the Committee may, but shall not be obligated to, make provision in connection with a Change in Control for a cash payment to each holder of Awards in consideration for the cancellation of such Awards which may equal the excess, if any, of the value of the consideration to be paid in the transaction to holders of the same number of shares of Common Stock subject to such Awards (or if no consideration is paid in any such transaction, the Fair Market Value of shares of Common Stock subject to such Awards) over the aggregate Option exercise price, if any, of such Awards.

The Committee shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation, dissolution or change of control of the Company, as defined by the Committee, to take such further action as it determines to be necessary or advisable with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Committee may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Committee may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation, dissolution or change of control that is the reason for such action.

Notwithstanding any other provision of this Plan to the contrary, unless the Committee shall determine otherwise at the time of grant with respect to a particular Award, in the event of a Change in Control:

(a)          any Options and Stock Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested;

(b)         any restrictions and deferral limitations applicable to any Restricted Stock or Stock Units shall lapse, and such Restricted Stock or Stock Units shall become free of all restrictions and limitations and become fully vested and transferable;

(c)          all Performance Stock and Performance Units shall be considered to be earned and payable in full, and any deferral or other restriction shall lapse and such Performance Stock and Performance Units shall be immediately settled or distributed; and

(d)         any restrictions and deferral limitations and other conditions applicable to any other Awards shall lapse, and such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable.

15.3   No Limitations

The grant of Awards shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

SECTION 16. AMENDMENT AND TERMINATION

16.1   Amendment, Suspension or Termination

The Board may amend, suspend or terminate this Plan or any portion of this Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or stock exchange rule, stockholder approval shall be required for any amendment to this Plan.

Subject to Section 16.3, the Board or the Committee may amend the terms of any outstanding Award, prospectively or retroactively; provided, however, that, to the extent that any such amendment constitutes a “repricing” under applicable law, regulation, stock exchange rule or generally accepted accounting principle, stockholder approval shall be required for such amendment.

16.2   Term of the Plan

Unless sooner terminated as provided herein, this Plan shall terminate ten years from the date this Plan was approved by shareholders of the Company. After this Plan is terminated, no future Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

16.3   Consent of Participant

The amendment, suspension or termination of this Plan or a portion thereof or the amendment of an outstanding Award shall not, without the Participant’s consent, materially adversely affect any rights under any Award theretofore granted to the Participant under this Plan. Notwithstanding the foregoing, any adjustments made pursuant to Section 15 or Section 5.3 shall not be subject to these restrictions.

SECTION 17. GENERAL

17.1   No Individual Rights

No individual or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan.

Furthermore, nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Employer or limit in any way the right of the Employer to terminate a Participant’s employment or other relationship at any time, with or without cause.

17.2   No Rights as a Stockholder

Unless otherwise provided by the Committee or in the instrument evidencing the Award or in a written employment, services or other agreement, no Award shall entitle the Participant to any cash dividend, voting or other right of a stockholder unless and until the date of issuance under the Plan of the shares of Common Stock that are the subject of such Award.

17.3   Issuance of Shares

Notwithstanding any other provision of this Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under this Plan or make any other distribution of benefits under this Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933, as amended, or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act of 1933, as amended, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, this Plan, or to continue in effect any such registrations or qualifications if made.

As a condition to the exercise of an Option or any other receipt of shares of Common Stock pursuant to an Award under this Plan, the Company may require (a) the Participant to represent and warrant at the time of any such exercise or receipt that such shares of Common Stock are being purchased or received only for the Participant’s own account and without any present intention to sell or distribute such shares and (b) such other action or agreement by the Participant as may from time to time be necessary or deemed appropriate by the Committee to comply with the federal, state and foreign securities laws. At the option of the Company, a stop-transfer order against any such shares of Common Stock may be placed on the official stock books and records of the Company, and a legend indicating that such shares of Common Stock may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates to ensure exemption from registration. The Committee may also require the Participant to execute and deliver to the Company a purchase agreement or such other agreement as may be in use by the Company at such time that describes certain terms and conditions applicable to the shares of Common Stock.

To the extent this Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

17.4   Indemnification

Each person who is or shall have been a member of the Board, the Committee, a committee appointed by the Board or Committee, or an officer of the Company to whom authority was delegated in accordance with Section 3 shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such claim, action, suit or proceeding against such person; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf, unless such loss, cost, liability or expense is a result of such person’s own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or of any power that the Company may have to indemnify or hold harmless.

17.5   Participants in Other Countries

The Committee shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of any countries in which the Employer may operate to ensure the viability of the benefits from Awards granted to Participants employed in such countries, to meet the requirements of local laws that permit the Plan to operate in a qualified or tax-efficient manner, to comply with applicable foreign laws and to meet the objectives of the Plan.

17.6   No Trust or Fund

The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

17.7   Successors

All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

17.8   Severability

If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

17.9   Delaware Law to Govern

This Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to internal conflict rules.

17.10                 Law Requirements

The granting of Awards and the issuance of shares of Common Stock under the Plan is subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

APPENDIX I

“Acquired Entity” means any entity acquired by the Company or a Subsidiary or with which the Company or a Subsidiary merges or combines.

“Award” means any Option, Restricted Stock, Stock Unit, Performance Stock, Performance Unit, Cash-Based Award, Stock Appreciation Right, dividend equivalent or other incentive payable in cash or in shares of Common Stock as may be designated by the Committee from time to time.

“Board” means the Company’s board of directors.

“Cash-Based Awards” means an Award granted under Section 9.

“Cause” shall have the meaning assigned to such term in any individual Participant’s written employment arrangements with the Company or any of its Subsidiaries, and additionally, in any event shall include (or in the absence of any such written employment arrangement shall mean) (a) the commission by the Participant of a felony (or a crime involving moral turpitude); (b) theft, conversion, embezzlement or misappropriation by the Participant of funds or other assets of the Employer or any other act of fraud or dishonesty with respect to the Employer (including acceptance of any bribes or kickbacks or other acts of self-dealing); (c) intentional, negligent or unlawful misconduct by the Participant which causes harm to the Employer or exposes the Employer to a substantial risk of harm; (d) the violation by the Participant of any law regarding employment discrimination or sexual harassment; (e) the failure by the Participant to comply with any material policy generally applicable to employees of the Employer; (f) the Participant’s failure to follow the reasonable directives of the Board or the Chief Executive Officer; (g) the unauthorized dissemination by the Participant of confidential information; (h) breach of any fiduciary duty owed to the Employer, including without limitation, engaging in directly competitive acts while employed by the Employer; or (i) any other material breach by the Participant of any employment or noncompete agreement.

“Change in Control” unless the Committee determines otherwise with respect to an Award at the time the Award is granted, means the occurrence of any of the following:

(a)          Any “Person” (having the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (“1934 Act”) and used in Sections 13(d) and 14(d) thereof, including a “group” within the meaning of Section 13(d)(3)) has or acquires “Beneficial Ownership” (within the meaning of Rule 13d-3 under the 1934 Act) of thirty percent (30%) or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (“Voting Securities”); provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are held or acquired by the following:  (i) the Company or any of its Subsidiaries or (ii) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any of its subsidiaries (the persons or entities described in (i) and (ii) shall collectively be referred to as the “Excluded Group”), shall not constitute a Change in Control.

(b)         At any time during a period of two consecutive years, the individuals who at the beginning of such period constituted the Board (the “Incumbent Board”) cease for any reason to constitute more than fifty percent (50%) of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of more than fifty percent (50%) of the directors then comprising the Incumbent Board, such new director shall, for purposes of this subsection (b), be considered as though such person were a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of (i) either an actual “Election Contest” (as described in the former Rule 14a-11 promulgated under the 1934 Act) or other actual solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board (a “Proxy Contest”), or (ii) by reason of any agreement intended to avoid or settle any actual or threatened Election Contest or Proxy Contest.

(c)          Immediately prior to a consummation of a merger, consolidation or reorganization or similar event involving the Company, whether in a single transaction or in a series of transactions (“Business Combination”), unless, following such Business Combination:

(i)             the Persons with Beneficial Ownership of the Company, immediately before such Business Combination, have Beneficial Ownership of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation (or in the election of a comparable governing body of any other type of entity) resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Surviving Company”) in substantially the same proportions as their Beneficial Ownership of the Voting Securities immediately before such Business Combination;

(ii)         the individuals who were members of the Incumbent Board immediately prior to the execution of the initial agreement providing for such Business Combination constitute more than fifty percent (50%) of the members of the board of directors (or comparable governing body of a noncorporate entity) of the Surviving Company; and

(iii)     no Person (other than a member of the Excluded Group or any Person who immediately prior to such Business Combination had Beneficial Ownership of thirty percent (30%) or more of the then Voting Securities) has Beneficial Ownership of thirty percent (30%) or more of the then combined voting power of the Surviving Company’s then outstanding voting securities.

(d)         Immediately prior to the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company to any Person (other than a member of the Excluded Group) unless, immediately following such disposition, the conditions set forth in paragraph (c)(i), (ii) and (iii) above will be satisfied with respect to the entity which acquires such assets.

(e)          Approval by the Company’s stockholders of a liquidation or dissolution of the Company or the occurrence of a liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

“Committee” means (a) the Chief Executive Officer with respect to Awards to employees of the Employer other than executive officers or directors of the Company, (b) the Compensation Committee of the Board with respect to Awards to executive officers, and (c) the Governance Committee of the Board with respect to Awards to directors of the Company.

“Common Stock” means the Company’s class of capital stock designed as Common Stock, par value one cent ($0.01) per share, or, in the event that the outstanding shares of Common Stock are after the date this Plan is approved by the shareholders of the Company, recapitalized, converted into or exchanged for different stock or securities of the Company, such other stock or securities.

“Disability” means disability as defined in the Company’s long-term disability plan or as otherwise determined by the Committee.

“Employer” means individually or collectively Dade Behring Holdings, Inc. or its Subsidiaries.

“Fair Market Value” of a share of Common Stock means on a given date (a) if the principal market for the Common Stock is the Nasdaq stock market, a national securities exchange or other recognized national market or service reporting sales, the closing price of a share of Common Stock on the date of the determination on the principal market on which the Common Stock is then listed or admitted to trading, (b) if the Common Stock is not listed on the Nasdaq stock market, a national securities exchange or other recognized national market or service reporting sales, the closing price of a share of Common Stock on the date of the determination as reported by the system then regarded as the most reliable source of such quotations, (c) if the Common Stock is listed on a domestic stock exchange or market or quoted in a domestic market or service, but there are not reported sales or quotations, as the case may be, on the given date, the value determined pursuant to (a) or (b) above using the reported sale prices or quotations on the last previous day on which so reported or (d) if none of the foregoing clauses apply, the fair market value of a share of Common Stock as determined in good faith by the Board and stated in writing in a notice delivered to the holders of the Common Stock involved.

“Option” means any option enabling the holder thereof to purchase a share of Common Stock from the Company granted pursuant to the provisions of this Plan.

“Participant” means any employee, office or director of the Employer to whom an Award is granted.

“Performance Goal” has the meaning set forth in Section 11.1.

“Performance Stock” means an Award granted under Section 8.1.

“Performance Unit” means an Award granted under Section 8.2.

“Plan” means Dade Behring 2004 Incentive Compensation Plan.

“Award Shares” with respect to a Participant, means Common Stock issuable to such Participant with respect to an Award or upon exercise of an Award granted hereunder.

“Restricted Stock” means an Award of shares of Common Stock granted under Section 7, the rights of ownership of which may be subject to restrictions prescribed by the Committee.

“Stock Appreciation Right” means an Award providing a right to stock appreciation granted under Section 10.

“Stock Unit” means an Award granted under Section 7 denominated in units of Common Stock.

“Subsidiary” shall mean (a) any corporation of which the outstanding equity interests having at least a majority of votes entitled to be cast in the election of the directors under ordinary circumstances shall at the time be owned, directly or indirectly, by the Company or (b) any other type of business entity of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by the Company.

“Substitute Awards” means Awards granted or shares of Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted by a company acquired by the Employer or with which the Employer combines.

“Termination of Service” means a termination of employment or service relationship with the Company or a Subsidiary for any reason, whether voluntary or involuntary, including by reason of death, Disability or retirement. Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by the Committee, whose determination shall be conclusive and binding. Transfer of a Participant’s employment or service relationship between the Company and any Subsidiary shall not be considered a Termination of Service for purposes of an Award. Unless the Committee determines otherwise, a Termination of Service shall be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be a Subsidiary.

Getting to Dade Behring by Car

From the city
Follow the Kennedy Expressway (I 90/94) west
to Edens Expressway (I 94) and U.S. Route 41.
After the Dundee Road exit, move to right lane
and exit right to I 94, Wisconsin.
After the toll booth, $1; move to the right lane
and exit right toward Deerfield Road.
Exit at Deerfield Road. You will see
Dade Behring’s red brick building on your right
as you approach the Deerfield Road exit ramp.
Turn right at the top of the exit ramp onto
Deerfield Road (heading east).
Stay in the far right lane and execute a
180° right turn at the first stop light, which is
Castlewood.
Follow the frontage road west and then turn right,
into the north parking lot.
Enter the Dade Behring headquarters building
through the north entrance.

From the north on U.S. Route 41
Travel south on U.S. Route 41.
Exit west at Deerfield Road.
Turn left (south) at Castlewood (one block after

Wilmot) and then an immediate right turn (west) onto a frontage road.
Follow the frontage road west and then turn right, into the north parking lot.
Enter the Dade Behring headquarters building through the north entrance.

From the north on I 294
Travel south on I 294.
Exit east at Lake Cook Road.
Turn left (north) onto Wilmot Road.
Turn left (west) onto Deerfield Road.
Turn left (south) at Castlewood (one block after Wilmot) and then an immediate right turn (west) onto a frontage road.
Follow the frontage road west and then turn right, into the north parking lot.
Enter the Dade Behring headquarters building through the north entrance.

From the west
From I 90, take I 294 toward Wisconsin.
Exit at Deerfield Road. You will see Dade Behring’s red brick building on your right as you approach the Deerfield Road exit ramp.
Turn right at the top of the exit ramp onto Deerfield Road (heading east).
Stay in the far right lane and execute a 180° right turn at the first stop light, which is Castlewood.
Follow the frontage road west and then turn right, into the north parking lot.
Enter the Dade Behring headquarters building through the north entrance.

From the south (including O’Hare airport)
Take I 294 North, toward Wisconsin.
Exit at Deerfield Road. You will see Dade Behring’s red brick building on your right as you approach the Deerfield Road exit ramp.
Turn right at the top of the exit ramp onto Deerfield Road (heading east).
Stay in the far right lane and execute a 180° right turn at the first stop light, which is Castlewood.
Follow the frontage road west and then turn right, into the north parking lot.
Enter the Dade Behring headquarters building through the north entrance.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
DADE BEHRING HOLDINGS, INC.

The undersigned hereby appoints John M. Duffey and David G. Edelstein, and each of them with power to act without the other and with full power of substitution, as proxies, agents and attorneys-in-fact, and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Dade Behring Holdings, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 3, 2007 or any postponement or adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

------------------------------------------------------------------------------------------------------------------------------------------------------------------

  FOLD AND DETACH HERE

You can now access your Dade Behring Holdings, Inc. account online.

Access your Dade Behring Holdings, Inc. shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Dade Behring Holdings, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.melloninvestor.com
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

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www.melloninvestor.com/isd/

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER:	1-800-370-1163
PRINT AUTHORIZATION	(THIS BOXED AREA DOES NOT PRINT)

To commence printing on this proxy card please sign, date and fax this card to: 212-691-9013
SIGNATURE: _______________________________________ DATE: ___________ TIME: _______________

☐Mark this box if you would like the Proxy Card EDGARized: ASCII EDGAR II (HTML)
Registered Quantity (common) 120 Broker Quantity 100

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES OF THE BOARD OF DIRECTORS IN PROPOSAL 1 AND FOR PROPOSAL 2.			Please Mark Here for Address Change or Comments SEE REVERSE SIDE

1. ELECTION OF DIRECTORS			FOR AGAINST ABSTAIN
Nominees: 01 N. Leigh Anderson, Ph. D. 02 James G. Andress	FOR all nominees listed (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees listed ☐

2. INCENTIVE COMPENSATION PLAN AMENDMENT

To approve an amendment and restatement to Dade Behring’s 2004 Incentive Compensation Plan which authorizes additional shares and makes certain technical revisions and improvements.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors, or if no recommendation is given, in their own discretion in the best interests of Dade Behring. At the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than that

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.) ____________________________________________________			described in this Proxy Statement that would be presented for consideration at the Annual Meeting.

I PLAN TOATTEND	☐
THE MEETING

Signature ______________________________________ Signature ______________________________________Date _______

Please sign exactly as your name appears on this Voting Form. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating such officer’s title. Trustees, guardians, executors and administrators should sign in their official capacity giving their full title as such. A partnership should sign in the partnership name by an authorized person, stating such person’s title and relationship to the partnership.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF TELEPHONE VOTING,
WHICH IS AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Telephone voting is available through 11:59 PM Eastern Time
the day prior to annual meeting day.

Your telephone or mail vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Telephone 1-866-540-5760		Mail

In the United States, use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by telephone, you do NOT need to mail back your proxy card.
If you are located outside the United States, the delivery of your Proxy MUST be via MAIL.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement
on the internet at www.dadebehring.com